Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

ACCREDO HEALTH GROUP, INC.

AND

PEDIATRIC SERVICES OF AMERICA, INC.

AND THE OTHER SELLERS NAMED HEREIN

Dated October 7 2005

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 7, 2005 by and among Accredo Health Group, Inc, a Delaware corporation (“Buyer”), Pediatric Services of America, Inc., a Delaware corporation (“Parent”) and certain affiliates of Parent listed on the signature page hereto (collectively with Parent, the “Sellers”).

Preamble

The Sellers own and operate the Pharmacy Business; and

The Sellers desire to sell to Buyer and Buyer desires to purchase from the Sellers substantially all of the assets and rights used in or related to the operation or conduct of the Pharmacy Business on the terms and conditions set forth in this Agreement (the “Acquisition”).

Concurrent with the execution of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, (i) each of the Sellers, Daniel J. Kohl and James M. McNeill have entered into restrictive covenant agreements (copies of which are attached hereto as Exhibit A-1 through Exhibit A-3) that become effective automatically with the Closing and (ii) Sue Harrigan, Leisha Smith, Nancy Steins and Mary Jane Wiseman have each entered into an employment agreement with Buyer (copies of which are attached hereto as Exhibit B-1 through Exhibit B-4) that become effective automatically with the Closing. References herein to Schedules are references to the applicable section of the Disclosure Memorandum furnished to Buyer with this Agreement.

Certain terms used in this Agreement are defined in Article 10 hereof.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

PURCHASE OF RIGHTS AND ASSETS

1.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth herein, the Sellers agree to sell, convey, transfer, assign and deliver to Buyer free and clear of any and all Liens, except Permitted Liens, and Buyer agrees to purchase, all of the Sellers’ right, title and interest in and to all of the rights and assets owned by the Sellers and used or held for use in the operation of the Pharmacy Business (except for the Retained Assets as defined in Section 1.4 below), including, without limitation, the following (collectively, the “Assets”):

(a) All tangible personal property used or held for use in the operation of the Pharmacy Business, including all furniture, machinery, office furnishings, equipment and all office and warehouse supplies existing on the Closing Date, including, but not limited to all of the capitalized tangible personal property set forth on Schedule 1.1(a); except for tangible personal property included in the Retained Shared Assets;

(b) All authorizations, permits and licenses issued, granted, given or made available to the Sellers by any Regulatory Authority that are necessary to operate the Pharmacy Business as currently conducted by the Sellers;

(c) All leases set forth on Schedule 1.1(c) including all leasehold improvements and any and all security and other deposits, advance rents and any other payments made thereunder prior to the Closing (the “Assigned Leases”);

(d) All contracts and agreements relating to the Pharmacy Business set forth on Schedule 1.1(d) (the “Assigned Contracts”);

(e) All guarantees, warranties and rights of the Sellers against suppliers and manufacturers to the extent applicable to the Pharmacy Business;

(f) All intangible assets relating to the operation of the Pharmacy Business (excluding any such intangible assets included as part of the Retained Shared Assets), including, but not limited to, all patents, trademarks, service marks and designs and those trade names and service names set forth on Schedule 1.1(f) hereto, data, information systems and software, and all telephone numbers (excluding those telephone numbers specifically identified on Schedule 1.4) and the goodwill in or arising from the operation of the Pharmacy Business;

(g) All prepaid items, to the extent applicable to the Pharmacy Business, including, without limitation, all equipment, lease and other deposits existing on the Closing Date (excluding any such prepaid items included as part of the Retained Shared Assets);

(h) All patient lists and patient medical or operating records, employment records, customer lists, customer contracts and financial records relating to the Pharmacy Business (copies of the foregoing documents may be provided to Buyer in lieu of originals where the Sellers are required by Law to retain original documentation);

(i) Except for corporate records and minutes, all books, records and documents owned by or required for the operation of the Pharmacy Business (copies of the foregoing documents may be provided to Buyer in lieu of originals where the Sellers are required by Law to retain original documentation);

(j) All inventory as of the close of business on the Closing Date used in the operation of the Pharmacy Business (the “Inventory”), including, without limitation, the inventory set forth on Schedule 1.1(j) (which Schedule 1.1(j) will be updated at Closing to reflect the inventory used in the operation of the Pharmacy Business as of the close of business on the Closing Date);

(k) All accounts receivable arising out of or relating to the Pharmacy Business;

(l) Rights to Ordered Inventory and Open Customer Orders;

(m) All of the assets set forth on Schedule 1.1(m) which are shared by or used in both the Pharmacy Business and the other business segments or operations of the Sellers and which are not a part of the Retained Shared Assets (the “Acquired Shared Assets”);

(n) All accounts receivable, inventory and patient lists arising from the Pensacola Pharmacy Business which are not related to the unit dose pharmacy business portion of the Pensacola Pharmacy Business (the “Pensacola Assumed Assets”); and

(o) Except for the Retained Shared Assets, any and all other assets of whatever type or description, which are (i) reflected in the books and records of the Pharmacy Business, except to the extent any such assets have been disposed of in the ordinary course of business or (ii) used or held for use in the operation of the Pharmacy Business.

Buyer understands and agrees that the Assets will remain at their current locations at Closing. Parent agrees to deliver or cause to be delivered, at the written instruction and cost of Buyer, any Assets that are not located at the premises of the Pharmacy Business to be occupied by Buyer or its affiliates from and after the Closing.

1.2 Consideration.

(a) Subject to the adjustment described in Section 1.3, the total consideration to be paid by Buyer for the Assets and the Restrictive Covenant Agreement shall be an aggregate of Seventy-Two Million Two Hundred and Fifty Thousand Dollars ($72,250,000) (such aggregate amount referred to herein as the “Aggregate Consideration” and such amount, as adjusted pursuant to Section 1.3, referred to herein as the “Purchase Price”), which shall be allocated among the Assets as provided in Section 1.8, a portion of which shall be allocated to the Restrictive Covenant Agreement in the aggregate amount set forth in Section 1.2(b)(iii) below and a portion of which shall be allocated to satisfying Buyer’s obligations under the Seller’s real property leases as provided for in the Transition Agreement, excluding the Assigned Leases.

(b) At the Closing, the Aggregate Consideration shall be payable as follows:

(i) A cash payment by wire transfer of immediately available funds to such account or accounts as Parent shall designate in the aggregate amount of Aggregate Consideration Seventy-One Million Dollars ($71,000,000) less any adjustment calculated and payable in the manner provided in Section 1.3(a).

(ii) Cash payments by wire transfer of immediately available funds to such account or accounts as Parent shall designate in the aggregate amount of One Million Dollars ($1,000,000) which shall be allocated to the Restrictive Covenant Agreement as set forth in the Allocation Schedule or Revised Allocation Schedule, as the case may be. The Parties acknowledge and agree that within a reasonable time after the Closing Date Buyer may engage a third party evaluation firm (the “Third Party Evaluator”) to evaluate the amount of Aggregate Consideration allocated to the Restrictive Covenant Agreement herein; provided, however, that Parent shall have the right to approve the Third Party Evaluator, such approval not to be unreasonably withheld or delayed. If Buyer and the Third Party Evaluator determine that the amount allocated to the Restricted Covenant Agreement should be adjusted, then such allocation amount shall be adjusted on the Revised Allocation Schedule (as defined in Section 1.8).

(iii) A cash payment by wire transfer of immediately available funds to such account or accounts as Parent shall designate, in the amount of Two Hundred and Fifty Thousand Dollars ($250,000), which shall satisfy Buyer’s obligations with respect to the real property leases as provided for in the Transition Agreement, excluding the Assigned Leases.

1.3 Asset Value Test.

(a) Parent shall prepare and deliver to Buyer five (5) days prior to the Closing Date a statement which estimates the Asset Value as of the Closing Date (the “Estimated Asset Value Statement”). Based on the Estimated Asset Value Statement, the Aggregate Consideration will be adjusted down at the Closing on a dollar for dollar basis to the extent that the Asset Value is less than Fifteen Million Five Hundred Thousand Dollars ($15,500,000) with the amount of such adjustment referred to herein as the “Asset Value Adjustment Amount”.

(b) Within twenty (20) days after the Closing Date or as soon as possible thereafter, Buyer shall update the Estimated Asset Value Statement to reflect the actual Asset Value as of the Closing Date (the “Actual Asset Value Statement”), and determine the difference between the Asset Value based on the Actual Asset Value Statement and the Asset Value based on the Estimated Asset Value Statement. If the Asset Value on the Actual Asset Value Statement is greater than the Asset Value on the Estimated Asset Value Statement, the amount of such difference (the “Buyer Payment”) shall be paid by Buyer to Parent by wire transfer within ten (10) days of such determination unless disputed in good faith in accordance with Section 1.3(c) below; provided, however, that in no event shall the Buyer Payment exceed the Asset Value Adjustment Amount. If the Asset Value on the Actual Asset Value Statement is less than the Asset Value on the Estimated Asset Value Statement, the amount of such difference (the “Parent Payment”) shall be paid by Parent to Buyer by wire transfer within ten (10) days of such determination unless disputed in good faith in accordance with Section 1.3(c) below.

(c) Parent shall have twenty (20) days after receipt of the Actual Asset Value Statement to dispute the Asset Value set forth therein by written notice to Buyer. Buyer shall make the books and records of account of the Pharmacy Business reasonably available to Parent solely for use in verifying and calculating the actual Asset Value. Failure to provide Buyer written notice of such dispute within such twenty (20) days shall be deemed acceptance by Parent of Buyer’s calculation. If Parent does not dispute Buyer’s calculation or earlier accepts Buyer’s calculation in writing, then the payments shall be made in accordance with Section 1.3(b). If Parent disputes the calculation by written notice to Buyer within such twenty (20) days, then Buyer and Parent shall have thirty (30) days to negotiate in good faith to resolve the dispute. If such Parties do not reach a mutual resolution from such negotiations, then the dispute shall be submitted to a nationally recognized public accounting firm agreeable to each such Party and with whom neither such Party (or any of its Affiliates) has had a relationship within the past two (2) years. Such accounting firm and Parent shall be given reasonable access to all relevant records to calculate the actual Asset Value, which calculation shall be submitted by the accounting firm to Buyer and Parent within thirty (30) days. Each of Buyer and Parent shall have twenty (20) days thereafter to submit to each other and the independent accountant written comments on such calculation and an additional fifteen (15) days to similarly submit to each other and the independent accountant written rebuttal comments to each other’s initial comments. Within fifteen (15) days after the rebuttal comment period, the independent accountant shall submit its final calculation to each of Buyer and Parent, which shall be final and binding on the parties hereto. Buyer and Parent shall share equally the fees and expenses of such accounting firm.

1.4 Retained Assets. The Parties expressly agree that excluded from the Assets sold or assigned to Buyer hereunder are (i) all assets related to the Pensacola Pharmacy Business other than the Pensacola Assumed Assets, (ii) all personnel records and other records that the Seller is required by law to retain in its possession; (iii) all governmental permits and other governmental authorizations that the Seller is required by law to retain in its possession (iv) all cash on hand, cash equivalents, investments and bank accounts of the Sellers at the Closing Date, (v) Medicare and Medicaid and similar government provider numbers, (vi) all claims for the refund of Taxes and other governmental charges of whatever nature related to the Assets or the Pharmacy Business with respect to the Taxable Periods ending on or prior to the Closing Date, (vii) the name “Pharmacy Services of America”; (viii) all of the Retained Shared Assets, (ix) those manufacturing contracts and other agreements set forth on Schedule 1.4(ix), which Sellers will terminate as soon as reasonably practicable following the Closing Date, and (x) those assets listed on Schedule 1.4(x) hereto (collectively, the “Retained Assets”).

1.5 Retained Liabilities. Except as specifically set forth in Section 1.6, the Sellers retain all Liabilities directly or indirectly arising out of or related to (i) the Retained Assets and (ii) the operation of the Pharmacy Business on and prior to the Closing Date, whether such Liabilities are disclosed on a Schedule hereto or any other document provided to Buyer, known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute or contingent on and as of the Closing Date (collectively, the “Retained Liabilities”). Without limiting the generality of the first sentence of this Section 1.5, Buyer shall not assume or become liable for any obligations or Liabilities of any Seller not specifically described in Section 1.6, including without limitation, the following Retained Liabilities:

(a) Any Liability for any incorrect, erroneous, improper or false billings or requests for reimbursements made by any Seller or overpayments received by any Seller under any Medicare, Medicaid, CHAMPUS, TRICARE or other government or private payor arrangement in respect of goods or services provided on or prior to the Closing Date or any other violation of Laws or Orders on or prior to the Closing Date;

(b) Any Liability for failure by any Seller to have complied with the terms of any corporate integrity programs or compliance plans with Regulatory Authorities;

(c) Any Liability arising out of any breach by any Seller prior to or on or as a result of the Closing of any provision of the Seller Agreements (as defined herein) or any other contract to which any Seller is a party;

(d) Any Liability arising prior to the Closing, to any employee, agent, or independent contractor of any Seller, whether or not employed by Buyer after the Closing, or under any benefit arrangement with respect thereto;

(e) All wages, commissions, and workers’ compensation obligations of any Seller with respect to its respective employees, including, but not limited to, the Business Employees, accrued through the Closing Date and all bonuses and fringe benefits as to such employees accrued through the Closing Date, and all severance pay obligations of any Seller to employees resulting from the consummation of the transactions contemplated by this Agreement arising under any severance plan, policy or statement adopted by the Sellers, if any;

(f) Any Liability arising out of any employee benefit plan maintained by or covering employees of any Seller, including, but not limited to, the Business Employees, or to which any Seller has made any contribution or to which any Seller could be subject to any Liability;

(g) Any Liability for any Taxes of any Seller whether disputed or not, including any Liabilities or obligations of any Seller relating to any transfer, sales, use, excise, realty transfer, controlling interest, recording, documentary stamp and other similar non-income Taxes and fees incurred in connection with the consummation of the transactions contemplated in this Agreement (“Transfer Taxes”) as set forth in Section 4.11, and including any Taxes resulting from any gain on the sale of the Assets pursuant to this Agreement, any Taxes related to the Assets or the Pharmacy Business with respect to Taxable periods ending on or prior to the Closing Date, and in the case of Taxable periods ending after the Closing Date (but beginning before the Closing Date), the portion of such periods ending on or prior to the Closing Date; and

(h) Any Liability related to, arising out of, or in connection with the parties’ waiver of compliance with any Bulk Transfer Act or any similar statute as enacted in any jurisdiction, domestic or foreign (if applicable), including the defenses thereof and reasonable attorneys’ and other professional fees.

1.6 Assumed Liabilities. Buyer shall assume on the Closing Date (i) the Sellers’ obligations to pay for Ordered Inventory, (ii) the Sellers’ obligations to fill Open Customer Orders (iii) performance of the Assigned Leases and the Assigned Contracts from and after the Closing Date, except to the extent any such obligations under such Assigned Leases and the Assigned Contracts relate to a default occurring on or before the Closing Date, (iv) the obligations and liabilities of the Sellers under the Hemophilia Product Volume Commitment Agreement by and between Baxter Healthcare Corporation, through its BioScience Division, and Parent having an effective date of January 1, 2005 relating to Sellers’ purchase commitments for the remaining period of calendar year 2005 following the Closing Date and for calendar year 2006; (v) all vacation, personal and sick pay obligations of any Seller with respect to the Transferring Employees accrued through the Closing Date and set forth on Schedule 9.1(b)(iv), and (vi) except as otherwise provided in this Agreement, all liabilities for the Transferring Employees for periods following the Closing Date, but only to the extent such liabilities arise due to any event occurring after the Closing Date (the “Assumed Liabilities”).

1.7 Time and Place of Closing. The closing (the “Closing”) will take place no later than two (2) business days following the date all of the conditions set forth in Article 6 hereof have been satisfied or waived (the “Closing Date”). The place of Closing shall be at Buyer’s offices located at 1640 Century Center Parkway, Suite 101, Memphis, Tennessee, or such other place as may be mutually agreed upon by the Parties. The Closing shall be effective as of the close of business on the Closing Date.

1.8 Allocation of Consideration. The consideration paid for the Assets and the Restrictive Covenant Agreement, together with any assumed liabilities and capitalizable costs (the “Allocable Consideration”), shall be allocated as shown on an allocation schedule (the “Allocation Schedule”) to be prepared jointly by Buyer and Seller prior to the Closing Date. If there is an increase or decrease in the Allocable Consideration, then the adjusted Allocable Consideration shall be allocated as shown on a revised allocation schedule (the “Revised Allocation Schedule”) to be jointly prepared by Buyer and Seller in a manner consistent with the Allocation Schedule, and, to be prepared within 90 days after the adjustment of the Allocable Consideration occurs. The allocation set forth in such Allocation Schedule, or the Revised Allocation Schedule if there is an adjustment to the Allocable Consideration, shall comply with the rules of Section 1060 of the Code and the treasury regulations promulgated thereunder. Except to the extent that a contrary position is required by law, Buyer and the Sellers agree to be bound by the allocation set forth in the Allocation Schedule (or the Revised Allocation Schedule if there has been an adjustment to the Aggregate Consideration) for all purposes of Tax reporting, including the filing of IRS Form 8594 in accordance with the Allocation Schedule, and the filing of an amended IRS Form 8594 in the event a Revised Allocation Schedule is prepared. The Parties agree that the Allocation Schedule and the Revised Allocation Schedule, if applicable, shall include an allocation by state where necessary to calculate applicable state sales or transfer taxes applicable to the transaction.

1.9 Prorations. The following prorations relating to the Assets will be made as of the Closing Date, with the Sellers liable to the extent such items relate to any time period on or prior to the Closing Date and Buyer liable to the extent such items relate to periods after the Closing Date: (i) ad valorem, personal property, real estate, occupancy and other similar Taxes, if any, on or with respect to the Assets; (ii) the amount of charges for water, telephone, electricity and other utilities; and (iii) other similar items. The net amount of all such prorations will be settled and paid on the Closing Date. In the event that the amount of any of the items to be prorated pursuant to this Section 1.9 is not known by the Sellers and Buyer at the Closing, the proration shall be made based upon the amount of the most recent cost of such item to such Seller. After Closing, Buyer and the Sellers each shall provide to the other, promptly after receipt, each third party invoice relating to any items so estimated. Within ten (10) business days thereafter, Buyer and the Sellers shall make any payments to the other that are necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the third party invoice, and amounts owed by any Seller shall be considered a Retained Liability of Parent and amounts owed by Buyer shall be considered an Assumed Liability of Buyer.

1.10 Assignment of Contracts and Agreements. The Sellers shall assign to Buyer all of the Sellers’ rights under the Assigned Leases and the Assigned Contracts. The Sellers shall use commercially reasonable efforts, and Buyer shall reasonably cooperate with such efforts, to obtain at the earliest practicable date and prior to the Closing all Consents of third parties related to the consummation of the transactions contemplated hereby and will provide to Buyer copies of each such Consent as such Consents are obtained. The Sellers shall be responsible for any reasonable out-of-pocket costs required to obtain the Consents (except for Licenses and software licenses, which reasonable out-of-pocket costs shall be the responsibility of Buyer) for the contracts and agreements assigned pursuant to this Agreement. To the extent that the assignment of any of such contracts and agreements requires the Consent of another party that is not obtained at the Closing and Buyer waives its right at the Closing to receive such Consent (if listed on Schedule 6.1(b)) in its sole discretion, (i) such contracts will not be transferred or assigned at Closing and shall constitute “Deferred Contracts,” (ii) the Sellers will continue to undertake commercially reasonable efforts, and Buyer shall reasonably cooperate with such effort, to obtain any such Consent and/or remove any other impediments to the transfer or assignment of such Deferred Contracts at the earliest practicable date and shall transfer or assign such Deferred Contract within three (3) business days after receipt of such Consent, (iii) to the extent permitted by Law and the terms and conditions of the Deferred Contract, until the time of assignment of a Deferred Contract, the Sellers shall cooperate with Buyer to provide Buyer all benefits under any such contract or agreement and to allow Buyer to perform its obligations under the Assumed Liabilities, to the same extent as if the Deferred Contract were transferred or assigned to Buyer at the Closing, and each Party shall bear its own administrative expenses incurred in connection with any such arrangement, and (iv) until the time of assignment or termination of a Deferred Contract, the Sellers shall, at the request and for the account of Buyer, and subject to Buyer’s direction, enforce, at Buyer’s expense, the Sellers’ rights thereto or interests therein against other parties.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant the following to Buyer:

2.1 Organization, Authority and Capacity. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each other Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and each Seller has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents to be executed by it and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Each Seller is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a Seller Material Adverse Effect. Set forth on Schedule 2.1 is a list of all jurisdictions in which each Seller is required to be qualified as a foreign corporation by reason of its ownership or operation of the Pharmacy Business.

2.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by each Seller have been duly authorized by all necessary corporate action on the part of each Seller. The Acquisition Documents to be executed and delivered by each Seller have been or will be, as the case may be, duly executed and delivered by such Seller and constitute or will constitute the legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 2.3, the execution, delivery and performance by each Seller of the Acquisition Documents to be executed and delivered by such Seller: (i) do not require the Consent of or notice to any Regulatory Authority; (ii) will not conflict with any provision of the charter and bylaws of such Seller; (iii) will not conflict with or result in a violation of any Law, ordinance, regulation, ruling, judgment, order or injunction of any court or Regulatory Authority to which such Seller is subject or by which such Seller or any of its assets or properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any Seller Agreements or any other material instrument, license or permit to which such Seller is a party or by which such Seller or any of its properties are bound; and (v) will not create any Lien upon any of the Assets.

2.4 Governing Documents of the Sellers. True and correct copies of the certificate or articles of incorporation and all amendments thereto and bylaws of each Seller have been provided to Buyer. Buyer has previously been provided with access to the books and records of each Seller related to the Pharmacy Business, including without limitation, the books of account, which books and records are correct in all material respects and there have been no material transactions involving the Pharmacy Business or any Seller which properly should have been set forth therein and which have not been so set forth. Buyer has previously been provided with access to all of the minutes of each Seller related to the Pharmacy Business, which minutes accurately reflect in all material respects the proceedings of the board of directors (and all committees thereof) and shareholders of each Seller.

2.5 Subsidiaries and Investments.

(a) Except as set forth on Schedule 2.5(a), no Seller has owned or currently owns, directly or indirectly, of record, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any entity or Person, which has an ownership interest in the Assets.

(b) Except as listed on Schedule 2.5(b), no Seller has, within the last six (6) months and other than in the ordinary course of its business, sold or disposed of, by way of asset sale, stock sale, spin-off or otherwise, any assets or business in any way related to the Pharmacy Business or the Assets.

2.6 SEC Filings; Parent Financial Statements.

(a) Parent has delivered or made available to Buyer (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all forms, reports and documents filed by Parent with the Securities and Exchange Commission (“SEC”) since October 1 2004 (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the financial position of Parent as at the respective dates thereof and the results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

2.7 Financial Information.

(a) Income statements for the Pharmacy Business for the twelve-month periods ended September 30, 2003 and 2004 and the eleven-month period ended August 31, 2005 (the “Income Statements”) and statements of the assets of the Pharmacy Business, as of September 30, 2003 and 2004 and August 31, 2005 (the “Statements of Assets,” and together with the Income Statements, the “Business Financial Statements”) are set forth on Schedule 2.7(a). The Income Statements fairly present in all material respects the results of operations for the Pharmacy Business for the periods set forth therein, and have been prepared consistent with and on the same basis as the Parent Financial Statements, which Parent Financial Statements, including segment footnote disclosures, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act). The Income Statements have been excerpted from the segment footnotes in the Parent Financial Statements. The Statements of Assets fairly present in all material respects the assets of the Pharmacy Business set forth therein, and have been prepared consistent with and on the same basis as the Parent Financial Statements, which Parent Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act). The Business Financial Statements are subject to the qualification that the Pharmacy Business has not operated as a separate “stand-alone” entity within Parent. As a result, the Pharmacy Business received certain allocated charges and credits as described on Schedule 2.7(a), which are believed by Parent to be reasonable. The Business Financial Statements for the Pharmacy Business, include a number of assumptions (regarding allocations, charges and credits), which have been made by Parent, all of which are believed to be reasonable and are described on Schedule 2.7(a).

(b) Parent and each of its Subsidiaries is able to pay its debts generally as they become due and is solvent (solvency is defined as its assets exceeding the fair market value of its liabilities) and will not be rendered insolvent as a result of the transactions contemplated hereby. None of Parent or any of its Subsidiaries is in breach or default of any obligation owed to any creditor for borrowed money or any other creditor who may have a Lien other than a Permitted Lien on any of its rights or assets, other than any person who is a lienholder by reason of being a lessor of property under an operating lease with such party. None of Parent or any of its Subsidiaries has, either voluntarily or involuntarily, (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any Law or statute of the United States of America or any other jurisdiction, (vii) been engaged (and is not about to be engaged) in a business or transaction for which any property remaining with it would be insufficient to continue to operate its business, or (viii) incurred, or believed or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature. The Sellers, on a consolidated basis, are not engaged nor currently contemplate being engaged in a business or transaction for which any property remaining with them would be insufficient to continue to operate their businesses.

(c) Set forth on Schedule 2.7(c) is a list of each creditor to which any Seller has granted a security interest in any of the Assets other than in connection with personal property leases that are not material to the Pharmacy Business.

2.8 Absence of Changes. Except as set forth on Schedule 2.8, and except as contemplated by this Agreement, since December 31, 2004, the Pharmacy Business has been operated only in the ordinary course and with respect to the Pharmacy Business, the Sellers have not:

(i) suffered any material adverse change in working capital, financial condition, assets, liabilities, reserves, business or operations;

(ii) paid, discharged or satisfied any Liability other than in the ordinary course of business;

(iii) written off as uncollectible any account receivable other than in the ordinary course of business;

(iv) compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

(v) entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of Seventy-Five Thousand Dollars ($75,000) or made aggregate capital expenditures or commitments in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(vi) made any change in any method of accounting;

(vii) sold, assigned or transferred any tangible asset other than in the ordinary course of business or any patents, trademarks, trade names, copyrights or other intangible assets;

(viii) subjected any of its assets, tangible or intangible, to any Lien (other than a Permitted Lien);

(ix) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee who devotes substantially all of their time to the operation of the Pharmacy Business other than in the ordinary course of business;

(x) hired or committed to hire any employee other than in the ordinary course of business; or terminated any employee other than in the ordinary course of business;

(xi) terminated or amended any contract, agreement, commitment, instrument or obligation set forth on Schedule 2.14(a) or suffered any loss or termination or, to the Knowledge of the Sellers, threatened loss or termination of any existing material business arrangement or supplier;

(xii) sold or otherwise transferred any interest in the Pharmacy Business or the Assets other than in the ordinary course of business; or

(xiii) agreed, whether in writing or otherwise, to take any action described in this Section 2.8.

2.9 No Undisclosed Liabilities. Except as listed on Schedule 2.9 or as accrued or reserved in the Business Financial Statements, or trade payables incurred in the ordinary course of business since the date of the Business Financial Statements, there are no Liabilities or obligations, whether accrued, absolute, contingent or otherwise, relating to or affecting the Pharmacy Business or the Assets.

2.10 Litigation, etc. Except as listed on Schedule 2.10, there is no Litigation pending against any Seller affecting or relating to the Pharmacy Business or which could have a material adverse effect on the Sellers’ remaining business after the Acquisition. Except as listed on Schedule 2.10, to the Knowledge of the Sellers no such matter described in the previous sentence is threatened and, to the Knowledge of the Sellers, there is no basis for any such action. Except as listed on Schedule 2.10, there are no judgments against or consent decrees binding on a Seller relating to or which affect the Pharmacy Business or Assets.

2.11 No Violation of Law. Except as listed on Schedule 2.11:

(a) No Seller has been or is currently in violation of any applicable local, state or federal Law, order, injunction or decree, or any other requirement of any governmental body, agency or Regulatory Authority or court related to the Pharmacy Business.

(b) No Seller is subject to any fine, penalty, Liability or disability as the result of a failure to comply with any requirement of federal, state or local Law nor has any Seller received any notice of such noncompliance related to the Pharmacy Business.

2.12 Title to Assets; Sufficiency of Assets and Employees; No Services.

(a) Except as set forth on Schedule 2.12(a), each Seller (i) has good and valid title to all of the personal and mixed, tangible and intangible property, rights and assets included among the Assets which such Seller purports to own; (ii) owns such rights, assets and personal property free and clear of all Liens other than Permitted Liens; and (iii) will, upon the Closing, convey good and valid title to the Assets to Buyer free and clear of any and all Liens other than Permitted Liens. All of the Assets, whether owned or leased, are and will be in the possession and control of and owned by the Sellers at the Closing, and no other Subsidiary of Parent has any right or interest in or to the Assets.

(b) The Assets, in conjunction with the rights under the other Acquisition Documents, comprise substantially all of the assets currently used or held for use by the Sellers to operate, and are collectively sufficient to provide Buyer with the means and capability to operate, the Pharmacy Business, as and in the manner the Pharmacy Business has been operated by the Sellers prior to the date of this Agreement.

(c) Except as set forth on Schedule 2.12(c) and as contemplated by the Transition Agreement attached hereto as Exhibit 4.12, there are no services being provided by any Seller or any Affiliate of any Seller that are necessary for the operation of the Pharmacy Business by Buyer after the Closing Date in the manner the Pharmacy Business has been operated by the Sellers prior to the date of this Agreement.

2.13 Real, Personal and Intellectual Property.

(a) The Sellers do not own any real property used in the operation of the Pharmacy Business. Schedule 2.13(a) contains a true and correct description of all real property leased by the Sellers and used in the Pharmacy Business, including all tenant improvements located thereon (the “Facilities”). The Facilities are the only real property and improvements used primarily in the Pharmacy Business. The Sellers have valid and binding leases for each such property, true and complete, copies of which have been made available to Buyer, and (i) the Sellers are current with respect to all payments due under such leases, (ii) the Sellers have complied in all respects with their obligations under such leases, and (iii) there are no defaults under any such lease that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a default under any such lease. No condemnation or similar actions are currently in effect or pending or, to the Knowledge of the Sellers, threatened against any part of any such real property leased by the Sellers in connection with the Pharmacy Business. There are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which could reasonably be expected to impair the use of any such leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

(b) Except as set forth on Schedule 2.13(b), the present zoning, subdivision, building and other ordinances and regulations applicable to the leased real property listed on Schedule 2.13(a) permit the continued operation, use, occupancy and enjoyment of such real property consistent with past practices, and, with respect to such leased real property, each Seller is in compliance with, and has received no notices of violations of, any applicable zoning, subdivision or building regulation, ordinance or other Law, regulation, or requirement. The Sellers have all rights and easements necessary for public ingress thereto and egress therefrom and for the provision of all utility services thereto, including any required curb cut or street opening permits or licenses for vehicular access over presently existing roads and driveways. No portion of the leased real property listed on Schedule 2.13(a), or any building, structure, fixture or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain or inverse condemnation proceeding currently instituted or pending, and none of the foregoing are, or, to the Knowledge of the Sellers will be, the subject of, or affected by, any such proceedings.

(c) The tangible property included in the Assets is in good operating condition and repair, ordinary wear and tear excepted, and, except as disclosed on Schedule 2.13(c), includes all rights, properties, interests in properties, and assets necessary to permit Buyer to continue the Pharmacy Business after the Closing Date in a manner consistent with past practices, except for tangible property included in the Retained Shared Assets. Since August 31, 2000, the Sellers and their predecessors have only conducted the Pharmacy Business under such names and at such locations as are identified on Schedule 2.13(c), and all of the Assets are currently located at those locations identified on Schedule 2.13(a).

(d) Schedule 2.13(d) contains a complete and correct list of all trademarks, trade names, service marks, service names, brand names, copyrights, technology rights and licenses, know-how, software and patents, registrations thereof and applications therefor, and any other intellectual property used in the Pharmacy Business, together with a complete list of all licenses granted by or to the Sellers with respect to any of the foregoing. No Seller is currently in receipt of any notice of any violation or infringement of, and has no reason to believe that the operations of the Pharmacy Business are violating or infringing, the rights of others with respect to any such matter. No proceedings have been instituted or are pending or, to the Knowledge of the Sellers, threatened, which challenge the rights of any Seller with respect to the intellectual property used, sold or licensed by such Seller in the course of the Pharmacy Business. Except as set forth on Schedule 2.13(d), no Seller is obligated to pay any recurring royalties to any Person with respect to intellectual property related to the Pharmacy Business.

(e) The Sellers will cooperate with Buyer to convey to Buyer in an orderly fashion all software, systems and data used by the Pharmacy Business unless such items are Retained Assets or Retained Shared Assets.

2.14 Contracts and Commitments.

(a) Schedule 2.14(a) contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, proposed, contingent or otherwise) of the Sellers (identifying which Seller is a Party thereto), which have been used by the Sellers in the Pharmacy Business or relate to the Assets or the Retained Shared Assets (the “Seller Agreements”) including those concerning the following matters:

(i) any lease, as lessee or lessor, or license, as licensee or licensor, of any real or personal property (tangible or intangible) that requires financial payments in the aggregate in excess of Fifty Thousand Dollars ($50,000);

(ii) the employment or engagement of any officer, director, employee, consultant or agent, other than those terminable at will without severance obligation, and any covenant not to compete with any former employees;

(iii) any contract or commitment that requires financial payments in the aggregate in excess of Fifty Thousand Dollars ($50,000) or that can not be terminated on less than thirty (30) days notice;

(iv) any arrangement with any person or entity affiliated with or related to any Seller or any Affiliate of any Seller or any immediate family member thereof;

(v) any arrangement limiting the freedom of any Seller to compete, solicit customers or solicit employees in any manner in any geographic area or line of business, or requiring any Seller to share profits;

(vi) any arrangement not in the ordinary course of business under which any Seller has agreed to assume Liabilities of another party or indemnify or hold harmless another party;

(vii) any arrangement that could reasonably be anticipated to have a Seller Material Adverse Effect;

(viii) any material arrangement not in the ordinary course of business;

(ix) any power of attorney, whether limited or general, granted by or to any Seller;

(x) any charitable commitment in excess of Ten Thousand Dollars ($10,000) individually per year;

(xi) any arrangement with customers, patients, managed care organizations, third party payors, pharmacy benefit managers or drug suppliers that requires financial payments in the aggregate in excess of Fifty Thousand Dollars ($50,000) or that can not be terminated on less than thirty (30) days notice; and

(xii) any other arrangement that requires aggregate payments in excess of Fifty Thousand Dollars ($50,000) or that can not be terminated on less than thirty (30) days notice.

(b) The Sellers have delivered to Buyer true and complete copies of all of the written Seller Agreements. Except as indicated on Schedule 2.14(b), the Seller Agreements are valid and effective in accordance with their terms, and there is not under any of such Seller Agreements (i) any existing or claimed default by any Seller or event which, with the notice or lapse of time, or both, would constitute a default by any Seller or (ii) to the Knowledge of the Sellers, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. Except as indicated on Schedule 2.14(b), the continuation, validity and effectiveness of the Seller Agreements will not be affected by the Acquisition, and the Acquisition will not result in a breach of or default under, or require the Consent of any other party to, any of the Seller Agreements. There is no actual or threatened termination, cancellation or limitation of any Seller Agreements identified in Section 2.14(a)(i) or (xi). To the Knowledge of the Sellers, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Seller Agreements.

2.15 Employment and Labor Matters.

(a) The Sellers’ employees engaged primarily in the operation of the Pharmacy Business are listed on Schedule 2.15(a) (the “Business Employees”). Other than the Business Employees, there are no other employees of the Sellers whose services are primarily engaged in the Pharmacy Business.

(b) With respect to the Business Employees, each Seller has complied at all times in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

(c) Except as disclosed on Schedule 2.15(c), with respect to the Pharmacy Business:

(i) there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of any Seller pending or, to the Knowledge of the Sellers, threatened before any federal, state or local agency or court and, to the Knowledge of the Sellers, no basis for any such matter exists;

(ii) there are no inquiries, investigations or monitoring of activities pending or, to the Knowledge of the Sellers, threatened by any state professional board or agency charged with regulating the professional activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with any Seller and who provides services to the Pharmacy Business;

(iii) no Seller is a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(iv) no Seller has experienced any organized slowdown, work interruption, strike, or work stoppage by any of its employees; and

(v) no Seller will incur any Liability to any employee or violate any applicable Laws respecting employment and employment practices as a result of the Acquisition.

2.16 Employee Benefit Matters.

(a) The Business Employees receive benefits or are eligible under only the employee pension benefit plans, as defined in Section 3(2) of ERISA, as are listed on Schedule 2.16(a) (the “Pension Plans”). Except as disclosed on Schedule 2.16(a), no Seller has ever maintained or contributed to any other employee pension benefit plan, as defined in Section 3(2) of ERISA.

(b) The Business Employees receive benefits or are eligible under only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability dental and vision plans) as are listed on Schedule 2.16(b) (the “Welfare Plans”).

(c) The Business Employees receive benefits or are eligible under only the compensation programs and/or employment arrangements, (including but not limited to, any written or unwritten incentive compensation, fringe benefit, payroll or employment practice, bonus, option, employee stock ownership, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors) as are listed on Schedule 2.16(c) (the “Compensation Programs”).

(d) To the extent applicable, each Pension Plan, Welfare Plan and Compensation Program has been operated and administered in material compliance with ERISA, the Code and all other statutes, rules and regulations, agreements and instruments by which it is governed. Each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS (and no Seller has Knowledge that any event has occurred between the date of the last such determination and the Closing Date that would cause the Internal Revenue Service to revoke such determination).

(e) All amounts required to be paid by any Seller with respect to any Business Employee under each Pension Plan, Welfare Plan and Compensation Program on or before the Closing Date have or will be paid.

(f) None of the Sellers nor their ERISA Affiliates has at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA 3(35)). None of the Sellers nor their ERISA Affiliates have ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A). The Sellers have no liability under Title IV of ERISA either directly or through their ERISA Affiliates, including any liability that could arise as a result of any Seller’s membership in a “controlled group” as defined in ERISA Section 4001(a)(14) and ERISA Section 4001(b)(1).

2.17 Insurance Policies.

(a) All of the Assets and the operations of the Pharmacy Business of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by the Sellers in such amounts and against such losses, casualties or risks as is (i) required by any Law applicable to the Sellers or (ii) required by any contract or agreement entered into by any Seller. All such policies are identified in Schedule 2.17 and correct and complete copies of all such policies have been furnished to Buyer by the Sellers on or before the date of this Agreement. All such policies are in full force and effect and enforceable in accordance with their terms. No Seller is currently in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and has not failed to file any notice or present any claim thereunder in due and timely fashion. No Seller has been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance in connection with the ownership or use of the Assets or the operation of the Pharmacy Business. Each Seller has provided to Buyer correct and complete copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports in respect of any insurance maintained by such Seller or any predecessor of such Seller, including under any organized plan of self insurance, relating to the Pharmacy Business during the past five (5) years. All professional and general liability insurance covering the Pharmacy Business has been “claims made” based insurance.

(b) To the Knowledge of the Sellers, the licensed professional employees included among the Business Employees (i) have not, in the last seven (7) years, filed a written application for professional malpractice insurance coverage which has been denied by an insurance agency or carrier; (ii) have been continuously insured for professional malpractice claims during the same period; and (iii) are not in default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.

2.18 Environmental Matters.

(a) Except as set forth on Schedule 2.18(a), the Sellers operations of the Pharmacy Business and their Facilities are, and have at all times been, in compliance with all Environmental Laws. Except as disclosed on Schedule 2.18(a), there is no Litigation pending or, to the Knowledge of the Sellers, threatened before any Regulatory Authority or other forum in which any Seller or any of its Facilities has been, or with respect to pending Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) or with Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller or any of its Facilities, nor, to the Knowledge of the Sellers, is there any reasonable basis for any Litigation of a type described in this sentence.

(b) Except as disclosed on Schedule 2.18(b), during the period of (i) any Seller’s ownership or operation of any of its current properties, or (ii) any Seller’s participation in the management of any Facility, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Seller’s ownership or operation of any of the properties subject to the Assigned Leases, or (ii) any Seller’s participation in the management of the properties subject to the Assigned Leases, to the Knowledge of the Sellers, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such properties.

(c) Schedule 2.18(c) contains a true, complete and accurate listing and description of each facility or location at which any Seller has been named as or alleged to be a responsible party or potentially responsible party under any Environmental Law in connection with the release, disposal, transportation or arrangement for the release, disposal or transportation of Hazardous Materials.

(d) Each Seller has obtained all permits, licenses, approvals, Consents, Orders, and authorizations which are required under any Environmental Law in connection with the ownership, use, or lease of the Assets (“Environmental Permits”). Schedule 2.18(d) contains a true, complete and accurate listing and description of, and the Sellers have delivered, or caused to be delivered or made available, to Buyer true and complete copies of each Environmental Permit. Except as described on Schedule 2.18(d), each Seller is in compliance with each such Environmental Permit, and no Environmental Permit restricts such Seller from operating any equipment covered by such Environmental Permit as currently conducted.

(e) The Sellers have delivered, or caused to be delivered or made available, to Buyer true and complete copies of each contract or agreement under which any of the Sellers retained Liability for environmental matters, agreed to indemnify third parties with respect to environmental matters, or is indemnified by a third party with respect to environmental matters.

2.19 Taxes.

(a) Except as set forth on Schedule 2.19(a), each Seller has timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. None of the Sellers is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Sellers (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Sellers. No claim has ever been made by an authority in a jurisdiction and not been resolved where any Seller does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction.

(b) Except as set forth on Schedule 2.19(b), none of the Sellers has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Seller or the assets of any Seller. No officer or employee responsible for Tax matters of any Seller expects any Taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Sellers has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Except as set forth on Schedule 2.19(c), each Seller has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) Except as set forth on Schedule 2.19(d), the unpaid Taxes of each Seller (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of such Seller in filing its Tax Returns.

(e) Except as set forth on Schedule 2.19(e), none of the Sellers is a party to any Tax allocation or sharing agreement and none of the Sellers has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Parent is parent), or as a transferee or successor, by contract or otherwise.

2.20 Licenses, Authorizations and Provider Programs.

(a) Except as set forth on Schedule 2.20(a)(i), each Seller holds all valid licenses, accreditations, permits, certificates, consents, exceptions, authorizations and other rights required by Law, ordinance, regulation or ruling of any Regulatory Authority necessary to operate the Pharmacy Business. Except as disclosed on Schedule 2.20(a)(ii), with respect to the Pharmacy Business each Seller is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid programs”) (Medicare and Medicaid programs and such other similar federal, state or local reimbursement or governmental programs for which any Seller is eligible are hereinafter referred to collectively as the “Government Programs”) and has current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which they directly or indirectly are presently receiving payments (such non-governmental programs herein referred to as “Private Programs”). Set forth on Schedules 2.20(a)(i) and 2.20(a)(ii) is a correct and complete list with respect to the Pharmacy Business of all (i) licenses (excluding individual employee licenses), accreditations, permits and certificates held by each Seller and (ii) provider agreements under all Government Programs and Private Programs, complete and correct copies of which have been provided to Buyer. True, complete and correct copies of all surveys of each Seller or its predecessors in interest related to the Pharmacy Business and conducted in connection with any Government Program, Private Program or license (excluding individual employee licenses), accreditation, permit and certificate during the past two (2) years have been provided to Buyer.

(b) Except as disclosed on Schedule 2.20(b), no violation, default, order or deficiency exists with respect to any of the items listed on Schedules 2.20(a)(i) and 2.20(a)(ii). No Seller has received any notice of any action, investigation, inquiry or informational request pending or recommended by any Regulatory Authority having jurisdiction over the items listed on Schedules 2.20(a)(i) and 2.20(a)(ii), either to revoke, withdraw, limit, discipline or suspend any license (excluding individual employee licenses), accreditation, permit or certificate or to suspend, terminate or modify the participation of any Seller in any Government Program or Private Program. To the Knowledge of Sellers, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed on Schedules 2.20(a)(i) and 2.20(a)(ii) or to revoke, withdraw, limit or suspend any such license (excluding individual employee licenses), accreditation, permit or certificate or to suspend, terminate or modify the participation of any Seller in any Government Program or Private Program. Except as set forth on Schedule 2.20(b), since October 1, 2002, there has been no decision not to renew any provider or third-party payor agreement of any Seller that relates to the Pharmacy Business. Except as listed on Schedule 2.20(b), no Consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization, or Government Program or Private Program, by reason of the assignment thereof to Buyer at the Closing, and the continued operation of the Pharmacy Business by Buyer thereafter on a basis consistent with past practices. No Business Employee or, to the Knowledge of the Sellers, agent or contractor engaged by any Seller in connection with the Pharmacy Business has been excluded from or prohibited from providing services under and federal or state program, including but not limited to any federal or state health care program such as Medicare and Medicaid.

(c) With respect to the Pharmacy Business, each Seller has timely filed all reports and billings required to be filed by it prior to the date hereof with respect to the Government Programs and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance with all applicable Laws and regulations governing reimbursement and payment claims. True and complete copies of such reports and billings for the most recent year have heretofore been made available to Buyer. Except as set forth on Schedule 2.20(c), each Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings and has no Liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment. Except as set forth on Schedule 2.20(c), (i) there are no pending appeals, adjustments, challenges, audits, claims, litigation, or notices of intent to audit such prior reports or billings, and (ii) during the last two (2) years no Seller has been audited or otherwise examined by any Government Program or Private Program. There are no other reports required to be filed by any Seller in order to be paid under any Government Program or Private Program for services rendered in connection with the Pharmacy Business, except for cost reports not yet due.

(d) The Sellers are not subject to any corporate integrity agreements or any other agreements, corporate integrity programs or compliance plans with any Regulatory Authority. The Sellers have provided Buyer with true, correct and complete copies of any corporate integrity agreements and any other agreement, corporate integrity program or compliance plan that is applicable to Parent or any Subsidiary of Parent.

2.21 Inspections and Investigations. Except as set forth and described on Schedule 2.21, (i) no Seller’s right, nor, to the Knowledge of Sellers, the right of any licensed professional or other individual affiliated with the Pharmacy Business to receive reimbursements pursuant to any Government Program or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action whether by any Regulatory Authority or other third party, (ii) no Seller, nor any licensed professional or other individual who provides services in connection with the operation of the Pharmacy Business on behalf of any Seller has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has any Seller received any notice of deficiency during the past three (3) years in connection with the operations of the Pharmacy Business, (iii) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any Regulatory Authority having jurisdiction over the Pharmacy Business or the Assets, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs and Private Programs, and (iv) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Pharmacy Business or the Assets to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory for the Pharmacy Business so as to conform to or comply with any existing Law, code, rule, regulation or standard. Attached to Schedule 2.21 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

2.22 Certain Relationships. Except as set forth on Schedule 2.22, no Seller nor any of their respective predecessors has with respect to the Pharmacy Business:

(a) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

(i) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

(ii) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

(iii) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest;

(b) offered, paid, solicited or received any Remuneration (excluding fair market value payments for services, equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to:

(i) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to a Seller; or

(ii) discounts, rebates, or other reductions in price on a good or service received by a Seller;

(c) offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item;

(d) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to a Seller;

(e) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for any Seller; or

(f) entered into any agreement providing for the referral of any patient for the provision of goods or services by a Seller, or payments by a Seller as a result of any referrals of patients to a Seller (excluding commercial payor contracts providing for such referrals and payments).

2.23 Stark; Fraud and Abuse; Civil Monetary Penalties; False Claims; HIPAA; FFDCA. No Seller nor any of their respective predecessors nor any persons and entities providing professional services on behalf of and in connection with the Pharmacy Business have engaged in any activities which are prohibited under 42 C.F.R. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or 31 U.S.C. § 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related or similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by a federal health care program such as Medicare or Medicaid. None of the Sellers have engaged in activities in connection with the Pharmacy Business that are prohibited under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320d through d-8, as amended, and regulations promulgated thereunder, including the privacy, transaction standard, and security regulations, (collectively, “HIPAA”). Each Seller in connection with the Pharmacy Business is in compliance in all material respects with HIPAA and other applicable federal and state privacy Laws. None of the Sellers, nor persons and entities providing professional services to the Sellers on behalf of and in connection with the Pharmacy Business, have violated or engaged in any activities which are prohibited under the Prescription Drug Marketing Act and the other relevant provisions of the Federal Food Drug and Cosmetic Act and the regulations implementing those drug distribution provisions. The Sellers and their agents in connection with the Pharmacy Business have fully complied with the provisions of the Federal Food Drug and Cosmetic Act in maintaining required records, obtaining state licensing and inspection of all warehouse facilities, as required, and otherwise complying with the distribution, storage, marketing, promotion and other relevant provisions of the Federal Food Drug and Cosmetic Act.

2.24 Rates and Reimbursement Policies. With respect to the Pharmacy Business, no Seller has a rate appeal currently pending before any Regulatory Authority or any administrator of any Private Programs. With respect to the Pharmacy Business, none of the Sellers have Knowledge of any applicable Law, which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement of any such legal requirement proposed or currently pending in the jurisdictions in which the Sellers do business, which would have a Seller Material Adverse Effect or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients or require the Sellers to obtain any necessary authorization which they do not currently possess.

2.25 Patients and Orders. The Sellers have provided Buyer a list of all patients of the Pharmacy Business who, within the six (6) month period prior to the date hereof, have submitted an order or had a prescription filled by the Pharmacy Business and a list of all outstanding orders or prescriptions from such customers or patients as of the date hereof.

2.26 Controlled Substances. No Seller, or any officer, director or employee of a Seller, or, to the Knowledge of the Sellers, any independent contractor or other person who provides professional services on behalf of and in connection with the Pharmacy Business has, in connection with their activities related to the Pharmacy Business, whether directly or indirectly related to a Seller, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

2.27 Accounts Receivable; Inventories.

(a) Except as set forth on Schedule 2.27(a), the accounts receivable reflected in the Business Financial Statements, and all accounts receivable related to the Pharmacy Business arising since August 31, 2005, arose from bona fide transactions in the ordinary course of business. Except as set forth on Schedule 2.27(a), the accounts receivable reflected in the Business Financial Statements have been properly recorded and reserved against consistent with past practice and have been prepared consistent with and on the same basis as the accounts receivable and the allowance for doubtful accounts included in the Parent Financial Statements, which Parent Financial Statements have been prepared in accordance with GAAP. No such account receivable has been assigned or pledged to any other person, firm or corporation or is subject to any right of set-off. Reasonable provision has been made in the Business Financial Statements for collection losses, contractual discounts and other adjustments from third party payers.

(b) All items of Inventory of the Sellers related to the Pharmacy Business will, at the Closing, consist of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Pharmacy Business is a part. Such Inventory does not include patient returns of any kind and this Inventory has a verifiable pedigree which conforms with applicable law and regulations that govern generally accepted pharmacy practice standards. Except as set forth on Schedule 2.27(b), since August 31, 2005, no Inventory has been sold or disposed of, except through sales in the ordinary course of business, and in no event at prices less than the book value of such Inventory as of August 31, 2005.

2.28 Business Relationships.

(a) Except as disclosed on Schedule 2.28(a), the relationships between the Sellers and all customers, clients, third party payors, patients, Employees and vendors who receive goods and services from or provide goods and services to a Seller in connection with the Pharmacy Business are satisfactory, and the Sellers have no Knowledge of (i) any facts or circumstances which might materially alter, negate, impair or in any way adversely affect the continuity of any such relationships or (ii) any unresolved complaints, claims, threats, plans or intentions to discontinue or curtail relations under any such relationships. No Seller is under any obligation with respect to the return of goods in the possession of customers or patients related to the Pharmacy Business.

(b) Except as disclosed on Schedule 2.28(b), the Sellers have no Knowledge of any present or future condition or state of facts or circumstances which would prevent the Pharmacy Business from being carried on by Buyer after the Closing Date in the same manner as it is presently being carried on.

2.29 Absence of Certain Business Practices. Except as disclosed on Schedule 2.29, no Seller, nor any officer or director of a Seller, nor, to the Knowledge of the Sellers, any employee of a Seller, any independent contractor of a Seller or other person or entity acting on behalf of a Seller in connection with the Pharmacy Business, acting alone or together, has in connection with the Pharmacy Business (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom a Seller has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the Pharmacy Business (or assist any Seller in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject a Seller to any damage or penalty in any civil, criminal or governmental Litigation. No Seller, nor any officer or director of a Seller, nor, to the Knowledge of the Sellers, any employees of the Sellers or any independent contractor of a Seller, has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from a Seller’s funds or been reimbursed from a Seller’s funds for any such payment, or is aware that any other person associated with or acting on behalf of a Seller has engaged in any such activities.

2.30 No Implied Representations. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Sellers have not made and are not making any representation or warranty, express or implied, except for those representations and warranties set forth in the Acquisition Documents.

2.31 No Material Weaknesses. To the Knowledge of the Sellers, (i) Parent does not suffer from any material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information relating to the Pharmacy Business and (ii) there exists no fraud, whether or not material, that involves management or other employees of Parent who have a significant role in Parent’s internal control over financial reporting relating to the Pharmacy Business.

2.32 Statements True and Correct. No representation or warranty made herein by the Sellers, nor in any Acquisition Document to be furnished to Buyer by any Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

3.1 Organization, Authority and Capacity. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by it, and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on Buyer.

3.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by Buyer have been duly authorized by all necessary action by Buyer. The Acquisition Documents to be executed and delivered by Buyer have been or will be, as the case may be, duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

3.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Buyer of the Acquisition Documents to be executed and delivered by it: (i) do not require the Consent of or notice to any Regulatory Authority; (ii) will not conflict with any provision of Buyer’s charter or bylaws; (iii) will not conflict with or result in a violation of any Law, ordinance, regulation, ruling, judgment, order or injunction of any court or Regulatory Authority to which Buyer is subject or by which Buyer or any of its assets or properties is bound; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any material agreement, instrument, license or permit to which Buyer is a party or by which any of Buyer’s properties are bound.

3.4 Statements True and Correct. No representation or warranty made herein by Buyer, nor in any Acquisition Document to be furnished to the Sellers by Buyer pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained therein not misleading.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Antitrust Notification; Consents of Regulatory Authorities.

(a) To the extent required by the HSR Act, each of the Parties shall, within seven (7) business days of the date hereof, file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, shall promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act, and shall comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Acquisition under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”). Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Acquisition under the Antitrust Laws, or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Acquisition as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Acquisition and to have vacated, lifted, reversed or overturned any such Order. Reasonable efforts shall not include the willingness of Buyer to accept an Order agreeing to the divestiture, or the holding separate, of any assets of Buyer or any of its Subsidiaries or any Assets of the Sellers. Buyer shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford Parent a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, Buyer shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that Buyer deems not to be in its best interest.

(b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the Acquisition and the other transactions contemplated by this Agreement. The Parties agree that they shall consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent shall not be obtained or that the receipt of any such Consent will be materially delayed.

(c) The Sellers and Buyer will coordinate causing the Sellers’ licenses, permits, supply agreements, agreements with customers and other material contracts related to the Pharmacy Business to be transferred to Buyer and where appropriate Buyer shall apply, at Buyer’s expense, for any change of ownership required for government licenses or permits or for new licenses or permits to enable Buyer to operate the Pharmacy Business from and after the Closing Date. In the event that any license or contract cannot be transferred and such failure is material to Buyer, the Sellers will reasonably cooperate in making alternate arrangements acceptable to Buyer in order to facilitate Buyer’s ability to conduct the Pharmacy Business in the same manner as conducted by the Sellers prior to the Closing.

4.2 Subleases. To the extent Buyer is unable to obtain the necessary Consents in connection with the assignment of the leases set forth on Schedule 4.2, at the Closing, Buyer shall enter into subleases with Parent for the use of the buildings set forth on Schedule 4.2 used by the Sellers in the Pharmacy Business substantially in the form of Exhibit 4.2.

4.3 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 6; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Buyer and the Sellers agree, on or prior to the Closing Date, to execute those documents listed in Article 6 hereof to which they are a party and to cause their Affiliates to execute any such documents to which they are to become a party.

4.4 Press Releases. Prior to the Closing Date, Parent and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby and each of Parent and Buyer shall have the right to approve each other’s press releases prior to issuance, such approval not to be unreasonably withheld or delayed; provided, that nothing in this Section 4.4 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

4.5 Confidentiality Agreements.

(a) The Parties acknowledge and affirm the Mutual Confidentiality Agreement between them and their Affiliates, dated July 14, 2005 (the “Confidentiality Agreement”).

(b) The Sellers shall take all reasonable commercial actions to maintain the confidentiality of the confidential information and trade secrets relating to the Pharmacy Business and to enforce the provisions of its confidentiality agreements (including any standstill provisions contained therein) with other Persons, including such reasonable commercial actions as requested by Buyer.

4.6 Bulk Transfer Act. The parties hereby waive compliance with any state “Bulk Transfer Act,” to the extent applicable to the transactions contemplated hereby. The Sellers shall indemnify Buyer with respect to such waiver as a Retained Liability as provided in Section 8.1.

4.7 Retained Liabilities. The Sellers covenant and agree to pay or otherwise satisfy all Retained Liabilities, as and when due. Each Seller further covenants and agrees that it will not take or fail to take any action which is likely to affect Buyer’s relationship with any suppliers or representatives related to the Pharmacy Business between the date hereof and the Closing Date.

4.8 Risk of Loss. The Sellers shall maintain all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the operation of the Pharmacy Business is materially interrupted or curtailed or has a Seller Material Adverse Effect, then Buyer shall have the right to terminate this Agreement. If Buyer nonetheless elects to close, the Sellers shall remit all net condemnation proceeds or third party insurance proceeds to Buyer and the Aggregate Consideration shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such destruction, loss or damage.

4.9 Certain Tax Matters. Buyer, on the one hand, and the Sellers, on the other hand, shall provide each other with any such assistance as may reasonably be requested by any of them in connection with (i) the preparation or filing of any Tax Return, (ii) any audit or other examination by any Regulatory Authority, or (iii) any judicial or administrative proceedings relating to Liability for Taxes, and each party will retain for the applicable statute of limitations or the required period of time under state or local law for the retention of documents related to Taxes, whichever is greater, and to provide the requesting party, any records or information that may be relevant to any of the foregoing.

4.10 Title Search; Discharge of Liens. As soon as practicable after the date hereof, but in no event later than the Closing, the Sellers shall (i) use commercially reasonable efforts to ascertain all Liens, if any, to which any of the Assets is subject, whether in the name of a Seller, Parent or any predecessor of a Seller or Parent (which may include reviewing Lien searches obtained by Buyer and provided to the Sellers), (ii) notify Buyer in writing of the nature and extent thereof, and (iii) discharge all such Liens other than Permitted Liens.

4.11 Transfer Taxes. All Transfer Taxes shall be borne by the Sellers. Buyer and the Sellers shall cooperate with one another in promptly making any filings in connection with any such taxes. Buyer or the Sellers, as the case may be, shall execute and deliver to each other, at Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such Transfer Taxes.

4.12 Transition Agreement. The Parties shall enter into a Transition Agreement, substantially in the form of Exhibit 4.12 (the “Transition Agreement”), pursuant to which the Sellers agree to provide for an orderly transfer to Buyer of the Pharmacy Business, its patients and payor relationships (but only as such payor relationships relate to the Pharmacy Business) and the use of the Sellers’ names, licenses and provider numbers all in a manner that maintains the integrity of the Pharmacy Business and minimizes disruption to the operations of the Pharmacy Business or such relationships following the transfer to Buyer.

4.13 [Intentionally Blank]

4.14 Tail Insurance. The Sellers agree to provide to Buyer evidence of customary extended reporting endorsements, or “tail binders,” on any “claims made” insurance covering professional and general liability of the Pharmacy Business.

4.15 Collection of Receivables. In the event that any of the receivables that are part of the Assets include governmental or other receivables that may not be assigned as provided hereunder, the Parties agree to implement commercially reasonable procedures for the continued collection by the Sellers of such receivables and the payment to Buyer of the proceeds of such receivables, all of which procedures shall be reflected in the Transition Agreement.

4.16 No Shop.

(a) From the date of this Agreement until the completion of the Closing on the Closing Date, Parent agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 4.16(c)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. Parent and its Subsidiaries and their respective officers, directors, employees, agents and representatives shall immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Within one (1) business day after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, Parent shall provide Buyer with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and, with respect to any Acquisition Proposed that is not Permitted Acquisition Proposal, the identity of the Person or Group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, Parent shall provide Buyer as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Buyer informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Buyer a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from Parent or acquisition by any Person or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of Parent or any Seller which owns any of the Assets or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning ten percent (10%) or more of the total outstanding voting securities of Parent or any Seller which owns any of the Assets, or any acquisition, consolidation, business combination or similar transaction involving Parent or any Seller which owns any of the Assets, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of Parent and its Subsidiaries, (C) any sale of all or a substantial portion of the Assets, or (D) any liquidation, spin-off or dissolution of the Assets or any Seller which owns any of the Assets; provided, however, that an offer or proposal shall not be deemed to be an Acquisition Proposal if upon receipt of an unsolicited Acquisition Proposal and prior to any additional discussions, Parent informs such party of the requirements for a Permitted Acquisition Proposal, and such party agrees to pursue such transaction solely in accordance with the criteria set forth in (A) or (B) of a Permitted Acquisition Proposal, as applicable.

(ii) “Permitted Acquisition Proposal” shall mean (A) a proposed asset acquisition solely for the Retained Assets if Parent and its Subsidiaries comply with the provisions of Section 8.8 hereof, or (B) an acquisition for ten percent (10%) or more of the total outstanding voting securities of Parent if the potential acquiror has agreed in writing to be bound by the provisions of this Agreement and the other agreements required to be entered into in connection herewith and, if necessary, to vote any shares of Parent common stock it holds in favor of this Agreement, and, in the event of either (A) or (B), such proposed transaction does not (i) have any adverse impact on the timing or probability of the consummation of the Acquisition and the transactions contemplated hereby, including, without limitation, the filings made under the HSR Act or the other closing conditions contained in Article VI hereof, or (ii) result in Parent being required to obtain the approval of its stockholders in order to complete the Acquisition.

4.17 Tax Clearance Certificates. Sellers shall use commercially reasonable efforts to obtain tax clearance certificates or similar documents from each state in which the Pharmacy Business operates or files Tax Returns, or where the Assets being sold pursuant to this Agreement are located, where such clearance certificates or similar documents may be required by any state Tax authority in order to relieve Buyer of any obligation to withhold any portion of the consideration payable for the Assets. Sellers’ obligation to assist in obtaining such certificates shall not be a condition to the Closing.

4.18 Schedule Supplements. From time to time prior to the Closing, the Sellers may supplement the following schedules: (a) Schedule 1.1(a) only to include additional items of capitalized tangible personal property which were not known to the Sellers as of the date hereof, (b) Schedule 1.1(d) hereto only to include personal property leases that are being assigned to Buyer at Closing, (c) Schedule 2.14(a) hereto only to include (i) personal property leases which have been used by the Sellers in the Pharmacy Business or relate to the Assets or the Retained Shared Assets and which require the financial payment in the aggregate in excess of Fifty Thousand Dollars ($50,000) and (ii) additional contracts or agreements that may not be terminated on less than thirty (30) days notice, (d) Schedule 10.1(b) only to amend the list of Retained Shared Assets, and (e) Schedules 1.1(j) and 9.12(b)(iv) to update the information contained therein as of the Closing Date. Before any such supplement shall be effective, Buyer must first consent in writing to the Sellers’ request to supplement such schedule(s), which consent shall not be unreasonably withheld. If the Closing shall occur, such supplement shall not be deemed to be, or to evidence, a breach of any representation or warranty related thereto and shall not give rise to a right of indemnification in connection therewith.

ARTICLE 5

CONDUCT OF BUSINESS

5.1 Access to Information. At all times prior to the Closing, the Sellers will afford the officers and authorized representatives of Buyer reasonable access upon reasonable notice to all of the properties, books and records that relate to or concern the Pharmacy Business and will furnish such parties with such additional financial, operating and other information as to the business and properties of the Pharmacy Business as such parties may from time to time reasonably request. Buyer shall also be allowed reasonable access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of the Sellers in connection with such investigation of the Pharmacy Business. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under this Agreement. At all times following the Closing, (i) the Sellers will afford the officers and authorized representatives of Buyer reasonable access upon reasonable notice to all of the books and records that are retained as part of the Retained Assets as such parties may from time to time reasonably request and (ii) Buyer will afford the officers and authorized representatives of the Sellers reasonable access, after reasonable notice, to the books and records of the Pharmacy Business as the Sellers may from time to time reasonably request, but solely as necessary to complete tax returns or handle tax disputes, to administer the Retained Assets and Retained Liabilities and to perform the Sellers’ indemnification obligations under Article 8 hereof. Prior to the Closing Date, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Acquisition.

5.2 Affirmative Covenants of the Sellers.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, such consent not to be unreasonably withheld or denied, and except as otherwise expressly contemplated herein, the Sellers shall to the extent any of the following relates directly to the Pharmacy Business or in any way would reasonably be expected to affect the Acquisition, the Pharmacy Business or the Assets:

(i) operate the Pharmacy Business in the ordinary course of business, consistent with past practices;

(ii) use reasonable commercial efforts to preserve intact their business organization, licenses, permits, government programs, private programs and customers;

(iii) use reasonable commercial efforts to retain the services of their employees, agents and consultants on terms and conditions not less favorable than those existing prior to the date hereof and to ensure that there are no material or adverse changes to employee relations;

(iv) keep and maintain their assets in their present condition, repair and working order, except for normal depreciation and wear and tear, and maintain the insurance, rights and licenses of the Pharmacy Business;

(v) pay all accounts payable of the Sellers in accordance with past practice and collect all accounts receivable in accordance with past practice, but not less than in accordance with reasonably prudent business practices;

(vi) confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters and to report the general status of ongoing Pharmacy Business operations;

(vii) make available to Buyer true and correct copies of all internal management and control reports (including aging of accounts receivable, listings of accounts payable, and inventory control reports) and available financial statements related to the Pharmacy Business;

(viii) cause all Tax Returns relating to the Pharmacy Business or the Assets that are due and have not been filed prior to the date hereof or which become due prior to the Closing Date (taking into account valid extensions), to be prepared and filed on or before the date such Tax Return is required to be filed ; provided, however, that any such Tax Return shall be prepared in accordance with past practice and custom unless Parent reasonably determines that changes are required by changes in facts or applicable Law;

(ix) perform in all material respects all obligations under agreements relating to or affecting its assets, properties or rights, except for the failure of which performance would not have a material adverse effect on the Business taken as a whole, financial or otherwise;

(x) keep in full force and effect present insurance policies or other comparable insurance coverage; and

(xi) notify Buyer of (i) any event or circumstance which is reasonably likely to have a Seller Material Adverse Effect or would cause or constitute a breach of any representations, warranties or covenants of the Sellers contained herein; (ii) any material change in the normal course of business or in the operation of the assets of the Pharmacy Business, or (iii) of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), any adjudicatory proceedings, any budget meetings or any submissions involving the Assets. The Sellers shall keep Buyer fully informed of such events and permit Buyer’s representatives reasonable access to all materials prepared in connection therewith.

(b) Parent shall provide Buyer such information and supporting documentation as reasonably requested by Buyer to support the representations and warranties made by the Sellers pursuant to Sections 2.7(b) and 2.7(c) hereof.

5.3 Negative Covenants of the Sellers.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, no Seller will, other than as contemplated hereby or as disclosed on Schedule 5.3, do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, to the extent any of the following relates directly to the Pharmacy Business or in any way would reasonably be expected to affect the Acquisition, the Pharmacy Business or the Assets:

(i) take any action which would (a) adversely affect the ability of any party to the Acquisition Documents to obtain any Consents required for the transactions contemplated thereby, or (b) adversely affect the ability of any party hereto to perform its covenants and agreements under the Acquisition Documents;

(ii) amend any of its organizational or governing documents, except for the purpose of accomplishing the transactions contemplated by this Agreement;

(iii) impose, or suffer the imposition, on any material asset of the Pharmacy Business of any Lien or permit any such Lien to exist;

(iv) other than pursuant to the Acquisition Documents, sell, pledge or encumber, or enter into any contract to sell, pledge or encumber, any interest in the assets of the Pharmacy Business except in the ordinary course of business and consistent with past practice and if not material;

(v) purchase or acquire any assets or properties related to the Pharmacy Business, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

(vi) grant any increase in compensation or benefits to any Business Employee, except in accordance with past practice; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed on Schedule 5.3(a)(vi); enter into or amend any severance agreements with any Business Employee;

(vii) enter into or amend any employment contract between any Seller and any Business Employee (unless such amendment is required by law) that such Seller does not have the unconditional right to terminate without Liability (other than compensation for services already rendered), at any time on or after the Closing Date;

(viii) except as disclosed in Schedule 5.3(a)(viii), adopt any new employee benefit plan or make any material change in or to any existing Business Employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

(ix) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or generally accepted accounting principles;

(x) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of the Pharmacy Business for material money damages or restrictions upon the operations of the Pharmacy Business;

(xi) except in the ordinary course of business and which is not material, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(xii) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed One Hundred Thousand Dollars ($100,000) in the aggregate, make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor, related to the Pharmacy Business;

(xiii) take any actions, or omit to take any actions, which would cause any of the representations and warranties contained in Article 2 to be untrue or incorrect;

(xiv) make any loan to any person or increase the aggregate amount of any loan currently outstanding to any person; or

(xv) take any action, or omit to take any action, that would adversely impact the ability of Parent or the Sellers to complete the Acquisition upon the terms and conditions set forth herein, including, without limitation, any action or inaction that would require Parent to seek the approval of its stockholders in order to consummate the Acquisition.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

6.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.3:

(a) Regulatory Approvals. All Consents of Regulatory Authorities set forth on Schedule 6.1(a), shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent set forth on Schedule 6.1(a) shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which Buyer reasonably determines would reasonably likely have a material adverse impact on the Pharmacy Business if the Acquisition were consummated notwithstanding such conditions or restrictions.

(b) Consents and Approvals. The Sellers shall have obtained the Consents listed on Schedule 6.1(b). Buyer shall have obtained the Consents referenced in Section 3.3 of this Agreement, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which Buyer determines would reasonably likely have an adverse impact on the Pharmacy Business if the Acquisition were consummated notwithstanding such conditions or restrictions.

(c) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and no such Law, Order or action shall be pending or overtly threatened.

(d) HSR Clearance. The applicable waiting period under the HSR Act shall have expired or been terminated.

6.2 Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 11.3:

(a) Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of the Sellers set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of the Sellers contained herein shall be true and correct in all material respects as of the Closing Date, provided that any representation or warranty that is qualified as to materiality shall be true and correct in all respects as of the Closing Date after giving effect to such qualification as to materiality.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Sellers to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Material Adverse Effect. No Seller Material Adverse Effect shall have occurred and be continuing.

(d) Certificates. Each Seller shall have duly executed and delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to such Seller and in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied, and (ii) certified copies of resolutions duly adopted by such Seller’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(e) Delivery of Documents at Closing. Delivery of the following documents, duly executed by authorized officers of each Seller:

(i) Bills of sale in favor of Buyer and, at the direction of Buyer in such form as shall be mutually agreed to by the Parties for the transfer of the Assets, and all such other endorsements, assignments and other instruments as Buyer may reasonably request and are reasonably necessary to transfer to Buyer good and marketable title to the Assets (the “Conveyance Documents”);

(ii) Assignment and assumption agreements in favor of Buyer in such form as shall be mutually agreed to by the Parties, for the Assumed Liabilities (the “Assignment and Assumption Agreements”);

(iii) The Transition Agreement substantially in the form attached hereto as Exhibit 4.12; and

(iv) An affidavit, substantially in the form specified in Treas. Reg. Sec. 1.445-2, stating under penalty of perjury, each Seller’s United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Internal Revenue Code and any certificates, affidavits, or other documents that may required stating that Seller is exempt from state withholding in connection with the transactions contemplated by this Agreement.

(f) Sublease Agreements. Buyer and Parent shall have entered into sublease agreements substantially in the form of Exhibit 4.2.

(g) Lien Releases. Buyer shall have received evidence, satisfactory to it, that the Sellers have identified the Liens on the Assets and discharged all such Liens, including, but not limited to, those Liens set forth on Schedule 2.7(c), other than the Permitted Liens, on or prior to the Closing Date.

(h) Legal Opinion. Buyer shall have received an opinion of counsel(s) to the Sellers in substantially the form of Exhibit 6.2(h).

(i) Insurance Policy. As required by Section 4.14 hereof, Buyer shall have received evidence in form and substance reasonably satisfactory to Buyer of customary extended reporting endorsements, or “tail binders,” on any “claims made” insurance covering professional and general liability of the Pharmacy Business.

6.3 Conditions to Obligations of the Sellers.

The obligations of the Sellers to perform this Agreement and consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Sellers pursuant to Section 11.3:

(a) Representations and Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date, provided that any representation or warranty that is qualified as to materiality shall be true and correct in all respects as of the Closing Date after giving effect to such qualification as to materiality.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Certificates. Buyer shall have delivered to the Sellers (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to Buyer and in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Sellers and their counsel shall request.

(d) Delivery of Documents at Closing. Delivery of the following documents, duly executed by authorized officers of Buyer:

(i) The Assignment and Assumption Agreements; and

(ii) The Transition Agreement substantially in the form attached hereto as Exhibit 4.12.

ARTICLE 7

TERMINATION

7.1 Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date as follows:

(a) By mutual written consent duly authorized by the Boards of Directors of Buyer and Parent; or

(b) By either Buyer or Parent in the event that the Acquisition shall not have been consummated by December 31, 2005 (which date shall be extended to January 31, 2005, if the Acquisition shall not have been consummated as a result of the failure to satisfy the conditions set forth in Section 6.1(a)) (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 7.1(b); or

(c) By either Buyer or Parent (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standards set forth in Section 6.2 (a) or (b) or 6.3(a) or (b), as applicable; provided that if such breach in the representations, warranties, covenants or agreements is curable prior to the End Date through the exercise of reasonable efforts and the breaching Party exercises reasonable efforts to cure such breach, then the non-breaching Party may not terminate this Agreement under this Section 7.1(c) prior to thirty (30) days following the receipt of written notice of such breach; or

(d) By either Buyer or Parent in the event (i) any Consent of any Regulatory Authority required for consummation of the Acquisition and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition shall have become final and nonappealable; or

(e) By either Buyer or Parent (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party (as contained in Sections 6.2 and 6.3, as applicable) to consummate the Acquisition cannot be satisfied or fulfilled by the date specified in Section 7.1(b).

7.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 4.5(a), 7.2, 7.3 and Article 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

7.3 Expenses.

(a) Except as otherwise provided in Section 4.11 and this Section 7.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. Buyer shall pay the filing fee for the Notification and Report Forms filed by Buyer and Parent with the FTC and DOJ under the HSR Act.

(b) Nothing contained in this Section 7.3 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Seller of the terms of this Agreement or otherwise limit the rights of Buyer.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by the Sellers. The Sellers, jointly and severally, shall indemnify and hold harmless Buyer and the respective officers, directors, agents or Affiliates of Buyer (the “Buyer Indemnified Parties”), from and against any and all demands, claims, actions or causes of action, assessments, losses, damages (including special and consequential damages), Liabilities, costs and expenses, including but not limited to reasonable attorneys’ fees (“Losses”), suffered or incurred by any such party by reason of or arising out of any of the following:

(a) the Retained Liabilities and the Retained Assets;

(b) the breach of any representation or warranty of a Seller contained herein or in any other document or instrument delivered by a Seller pursuant to Sections 6.2(d) and (e) hereto;

(c) the non-fulfillment of any covenant or agreement of a Seller contained herein or any other document or instrument delivered by a Seller pursuant to Sections 6.2(d) and (e) hereto; and

(d) the failure to deliver good, valid and marketable title to any of the Assets.

8.2 Indemnification by Buyer. Buyer shall indemnify and hold harmless the Sellers, and any of their officers, directors, agents and Affiliates (the “Seller Indemnified Parties”), at all times after the date hereof from and against any and all Losses suffered or incurred by any such party by reason of, or arising out of any of the following:

(a) the Assumed Liabilities and the operation by Buyer of the Pharmacy Business after the Closing;

(b) the breach of any representation or warranty contained herein or in any other document or instrument delivered by Buyer pursuant to Sections 6.3(c) and (d) hereto in connection herewith ; and

(c) the non-fulfillment of any covenant or agreement of Buyer contained herein or in any other document or instrument delivered by Buyer pursuant to Sections 6.3(c) and (d) hereto.

8.3 Notice and Opportunity to Defend; Third Party Claims.

(a) The Buyer Indemnified Party or the Seller Indemnified Party, as applicable (the “Indemnified Party”), shall promptly notify in writing the indemnifying party (the “Indemnifying Party”) of any matter giving rise to an obligation to indemnify, specifying the basis on which indemnification is sought.

(b) If the claim for indemnification does not involve a Third Party Claim, the Indemnifying Party shall have twenty (20) days to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance by the Indemnifying Party of the claim and the Indemnifying Party shall pay such claim by wire transfer of immediately available funds within ten (10) days after such twenty (20) day period or, if later, the date the amount of such claim is determined.

(c) If the claim for indemnification involves a Third Party Claim, such Third Party Claim shall be subject to the following terms and conditions:

(i) The Indemnifying Party shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims) from receipt of the claim (the “Notice Period”) to notify the Indemnified Party, (x) whether or not the Indemnifying Party disputes its Liability to the Indemnified Party with respect to such Third Party Claim, and (y) notwithstanding any such dispute, whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(ii) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Third Party Claim then, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion in such a manner as to minimize the risk of the Indemnified Party becoming subject to Liability for any significant matter. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If in the reasonable opinion of this Indemnified Party, any such Third Party Claim or the litigation or resolution of any such Third Party Claim involves an issue or matter which could have a material adverse effect on the Indemnified Party, including, without limitation, the administration of the Tax Returns of the Indemnified Party or a dispute with a significant customer or supplier of the Business, then the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

(iii) Except where the Indemnifying Party disputes its Liability in a timely manner under this Section 8.3(c), the Indemnifying Party shall be conclusively liable for the amount of any Loss resulting from such claim or defense which is unsuccessful.

(iv) The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and management employees as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such Third Party Claim.

(v) No settlement of a Third Party Claim shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

8.4 Survival of Representations and Warranties. The representations and warranties of the Parties hereto contained herein shall survive the Closing and shall remain in full force and effect until the first (1st) anniversary of the Closing Date; except that (i) each representation or warranty set forth in Sections 2.1, 2.2, 2.16 and 2.19 shall remain in full force and effect until the expiration of the applicable statute of limitations period for any claim related thereto, (ii) each representation or warranty set forth in Sections 2.12, 2.20, 2.21, 2.22, 2.23, 2.26 and 2.29 shall remain in full force and effect until the third (3rd) anniversary of the Closing Date and (iii) the representations and warranties set forth in Sections 2.6(b), 2.7 and 2.30 shall remain in full force and effect until the earlier of (i) March 31, 2007, or (ii) the completion and delivery of the Medco Health Solutions, Inc. audited financial statements as of and for the year ended December 31, 2006. Any right of indemnification pursuant to this Article 8 with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached except that the Indemnifying Party shall continue to be responsible after such date for those specific claims and losses of which they have received notice required by this Section prior to the end of the survival periods referred to herein. The representations, warranties, covenants and agreements herein shall not be affected or deemed waived by reason of the fact that the other Party or its representatives should have known that any such representations, warranties, covenants or agreements are or might be inaccurate in any respect. Except as set forth in this Agreement, any furnishing of information to a Party by the other Party, pursuant to, or otherwise in connection with, this Agreement shall not waive a Party’s right to rely on any representation, warranty, covenant or agreement made by the other Party.

8.5 Indemnification Limitations. Buyer on the one hand and the Sellers on the other hand may recover under indemnification claims under Sections 8.1(b) and 8.2(b), respectively, (a) only to the extent such Party’s claims in the aggregate have exceeded Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Threshold Amount”) and (b) only up to (i) an aggregate indemnified amount of Fifteen Million Dollars ($15,000,000) (the “Buyer Cap”) for claims under Section 8.2(b), (ii) an aggregate amount of Twenty Million Dollars ($20,000,000) (the “Healthcare Cap”) for claims arising under Section 8.1(b) with respect to breaches by the Sellers of Sections 2.20, 2.21, 2.22. 2.23, 2.26 and 2.29 (the “Healthcare Claims”) and (iii) an aggregate amount of Fifteen Million Dollars ($15,000,000) (the “General Sellers Cap”) with respect to all other claims arising under Section 8.1(b) (the “General Buyer Claims”). After the aggregate of all such Losses suffered or incurred by the Indemnified Party exceeds the Threshold Amount, the Indemnifying Party shall be obligated to indemnify the Indemnified Party for all such Losses that are in excess of the Threshold Amount; provided that the Threshold Amount shall not be counted as a claim applying against the Buyer Cap, the General Sellers Cap or the Healthcare Cap, as applicable.

Any indemnity amounts paid by the Sellers for the General Buyer Claims shall reduce the amount of the Healthcare Cap on a dollar-for-dollar basis and any indemnity amounts paid by the Sellers for Healthcare Claims shall reduce the amount of the General Sellers Cap on a dollar-for-dollar basis. This Section 8.5 shall not apply to fraud or to any intentional breach of any representation or warranty. No adjustment to the Purchase Price in accordance with Section 1.3 shall apply towards the Threshold Amount, the General Sellers Cap or the Healthcare Cap.

8.6 [Intentionally Blank]

8.7 Exclusive Remedy. From and after the Closing, the rights of the Sellers on the one hand, and Buyer on the other hand, under the indemnification rights provided in this Section 8 shall be the exclusive remedy of these parties pursuant to this Agreement with respect to any dispute arising out of or related to this Agreement, except for (a) the right to seek specific performance of any of the agreements contained herein, or (b) in any case where one Party has been guilty of fraud in connection with this transaction, or (c) as set forth in Section 8.5 hereof. No provision contained in this Article 8 shall apply to a breach of the terms of any Acquisition Document other than this Agreement, and the parties to the Acquisition Documents other than this Agreement shall have all rights and remedies provided to them by Law or equity without limitation. The provisions of this Section 8.7 shall not in any way limit (i) the rights of the Parties to take any actions permitted by this Agreement prior to Closing (including, without limitation, rights of termination and payment of fees and expenses), or (ii) the right of any Indemnified Party to support its claim for indemnification under this Article 8 based on more than one provision of this Agreement.

8.8 Indemnification Security. The indemnification obligations of the Sellers under this Article 8 shall be binding on successors and assigns of Parent and its Subsidiaries. In the event that Parent or its Subsidiaries enter into a transaction or series of transactions at any time after the date of this Agreement but prior to the expiration of all indemnification obligations under this Agreement to sell a material portion of Parent’s and its Subsidiaries’ remaining business other than in the ordinary course of business, then, as a condition to the closing of such transaction or transactions, the buyer shall agree to be subject to and bound by the Sellers’ indemnification obligations contained in this Article 8.

ARTICLE 9

EMPLOYEE MATTERS

9.1(a) Employees. The Sellers shall be responsible for the payment of all earned but unpaid salaries, bonus, commissions, severance pay and other like obligations and payments to the Business Employees for all periods ending on and prior to the Closing Date. Buyer shall be responsible for the payment of all earned but unpaid personal, holiday and sick pay obligations of any Seller with respect to the Transferring Employees for all periods ending on and prior to the Closing Date and set forth on Schedule 9.1(b)(iv). The Sellers shall be responsible for the payment of any amounts due to its employees pursuant to the employee benefit plans of the Sellers. In determining bonuses and other similar payments due to such employees for any period ended on or prior to the Closing, the Sellers shall, if payment thereof will occur after the Closing, waive any requirement that such employees be employees of a Seller on the date such bonuses or other similar payments are paid. The Sellers shall be responsible for all incurred but unreported or unpaid medical claims occurring prior to the Closing and for the cost associated with confinement in any medical care, nursing, rehabilitation or similar facility which commences prior to the Closing. The Sellers shall be responsible for (a) all Liabilities arising under the employee benefit plans of the Sellers or ERISA Affiliate of a Seller or (b) Liabilities associated with any leaves taken prior to the Closing Date in connection with the Family and Medical Leave Act of 1993. Effective at the Closing, the Sellers (i) shall assign to Buyer any confidentiality agreement previously entered into between the Sellers and such employees related to the Pharmacy Business, and (ii) hereby do, release all employees of the Pharmacy Business from any employment and, to the extent such confidentiality agreement is not assignable, confidentiality agreement previously entered into between the Sellers and such employees relating to the Pharmacy Business to the extent (but only to the extent) necessary for Buyer to operate the Pharmacy Business in the same manner as operated by the Sellers prior to the Closing Date. No Seller shall release any employee from any confidentiality agreement executed by such employee in favor of third parties relating to receipt of confidential information in connection with potential business acquisitions.

(b) Employee Transition. (i) Effective as of the Closing, each of the Business Employees (other than those pharmacists specifically referenced in the Transition Services Agreement who shall remain employed by Sellers during the term of the Transition Services Agreement and shall upon termination of the Transition Services Agreement or the earlier request of Buyer become employees of Buyer with all rights of the Transferring Employees under this Agreement) shall cease to be an employee of the Sellers and Buyer shall offer employment to each such Business Employee. The Sellers hereby consent to the hiring of such employees by Buyer and waive, with respect to the employment by Buyer of such employees, any claims or rights the Sellers may have against Buyer or any such employee under any non-competition, or employment agreement to the extent those agreements would preclude such employment by Buyer or limit the ability of such employee to perform services on Buyer’s behalf. All such employees who accept Buyer’s offer of employment and actually perform services for Buyer on or after the Closing Date are hereinafter referred to as the “Transferring Employees.”

(ii) Buyer shall use its commercially reasonable efforts to provide compensation and benefits to the Transferring Employees comparable in the aggregate to those of similarly situated employees of Buyer. With respect to Buyer’s employee benefit plans, Buyer shall use its commercially reasonable efforts to cause the Transferring Employees to receive credit for their service with the Sellers as of the Closing Date for purposes of eligibility, vesting, contributions, and entitlement to benefits, but shall receive no service credit earned with respect to any severance plan, policy or arrangement adopted by Sellers, if any.

(iii) With respect to each welfare plan of Buyer in which the Transferring Employees become participants, Buyer shall make commercially reasonable efforts to: give effect, in determining any deductible and maximum out-of-pocket limitations for the current year, to claims incurred and amounts paid by the Transferring Employees under similar plans maintained by the Sellers immediately prior to the Closing.

(iv) Buyer shall assume and provide to the Transferring Employees the equivalent number of vacation, personal and sick days accrued by the Transferring Employees pursuant to Sellers’ policies but remaining unused as of the Closing Date set forth on Schedule 9.1(b)(iv), and shall communicate to the Transferring Employees that such vacation, personal and sick days will be provided.

9.2 Sellers’ Benefit Plans. Buyer shall assume no Liability with respect to and Buyer shall not become the sponsor of any employee benefit plan or arrangement of any type whatsoever maintained by or contributed to by any Seller or any ERISA Affiliate of any Seller. The Sellers shall be responsible for complying with the requirements of Code Section 4980B and Part 6 of Title 1 of ERISA for Business Employees (whether or not such employees are hired by Buyer) and their “qualified beneficiaries” who experience a “qualifying event” prior to or on the Closing Date or as a result of the Closing (as such terms are defined in Code Section 4980B) and lose coverage under a Seller Welfare Plan. Each Seller will, at its or one of its Affiliate’s expense, cause all applicable employer matching contributions to be made to the accounts of all Business Employees under the Sellers’ Code Section 401(k) plan for that portion of the plan year during which such Business Employee was eligible to receive an employer matching contribution, without regard to any requirement that such employee be employed on any particular date or earn any minimum number of hours of service to receive such contribution. The Sellers shall cause all Business Employees to become fully vested as of the Closing Date in their accounts under the Sellers’ Code 401(k) plan. To the extent permitted by, and in accordance with, the provisions of the Sellers’ Code Section 401(k) plan, the Code and ERISA, the Sellers will provide for distribution under such plan to each Business Employee by reason of the termination of employment of such employee from any Seller. Notwithstanding anything to the contrary in this Agreement, Buyer shall assume no responsibility or liability for any severance obligations arising under any severance policy, plan, guidelines or statements that were adopted, written, prepared by or otherwise implemented by Parent or Sellers.

9.3 Employee Files. To the extent permitted by Law, on the Closing Date, or as soon as practicable thereafter, the Sellers shall deliver to a designee of Buyer a copy of all historical personnel and medical records of each of the Business Employees hired by Buyer, including, but not limited to, employment agreements, confidentiality and noncompete agreements, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents and all medical records. Buyer shall be responsible for any unlawful use or disclosure by it of any such personal or medical records,

9.4 Non-Solicitation. The Sellers shall terminate effective as of the Closing all employment agreements they have with any of the Business Employees. Until the expiration of two (2) years after the Closing, no Seller shall directly or indirectly solicit or offer employment to any Business Employee who is then an employee of Buyer, or who has terminated such employment without the consent of Buyer within one (1) year of such solicitation or offer.

9.5 WARN Act. To the extent that any obligations under the WARN Act or any similar provision of Law (“WARN Obligations”) arise as a consequence of the transactions contemplated by this Agreement, it is agreed that the Sellers shall be responsible for any WARN Obligations arising as a result of any employment losses from the Sellers occurring prior to the Closing Date, except to the extent that such WARN Obligations are the result of the offers of employment made by Buyer to the Business Employees which WARN Obligations shall be the responsibility of Buyer, and Buyer shall be responsible for any WARN Obligations arising as a result of any employment losses occurring upon or following the Closing Date.

9.6 Retained Liabilities and Assumed Liabilities. All amounts under this Article 9 which the Sellers are specifically responsible for shall constitute Retained Liabilities, and all amounts under this Article 9 which Buyer is specifically responsible for shall constitute Assumed Liabilities.

9.7 Termination Bonus Plan. Buyer shall establish and maintain a termination bonus plan (the “Termination Plan”) with respect to the Exhibit 9.7 Employees (hereinafter defined) for the period beginning on the Closing Date and ending on the six (6)-month anniversary thereof (the

“Termination Period”). The Termination Plan shall provide each Transferring Employee identified on Exhibit 9.7 (as such exhibit is updated through the Closing Date and a final such exhibit is delivered at the Closing (“Closing Exhibit 9.7”)) whose employment with Buyer and its affiliates is terminated (other than as a result of an employee’s voluntary termination of employment) during the Termination Period with termination bonus pay. Those Transferring Employees so identified on Closing Exhibit 9.7 are referred to as the “Exhibit 9.7 Employees”. Parent represents that the Exhibit 9.7 Employees will be all Transferring Employees other than those identified as “Casual” or “Part-time” and other than those management employees who executed agreements in the form of Exhibits B-1 through B-4. Payments under the Termination Plan shall be in the amounts provided on Closing Exhibit 9.7 which have been calculated using the payment calculation formula set forth on Exhibit 9.7. Payments under the Termination Plan shall be conditioned upon the execution by the Transferring Employee of a general release of claims in a form determined by Buyer. Parent has agreed to reimburse Buyer for payments made by Buyer and its affiliates under the Termination Plan to Exhibit 9.7 Employees terminated during the Termination Period. No later than twenty (20) days after each of the ninety (90) day anniversary of the Closing Date (the “First 90-Day Period”) and the period beginning ninety-one (91) days after the Closing Date and ending on the six (6)-month anniversary thereof (the “Second 90-Day Period”), Buyer shall provide Parent written notice of the termination of Exhibit 9.7 Employees whose employment terminated during the First 90-Day Period and the Second 90-Day Period, as applicable (other than as a result of the Employee’s voluntary termination of Employment) (the “Termination Notices”). The Termination Notices shall include the aggregate amount of termination payments under the Termination Plan to the terminated Exhibit 9.7 Employees during the First 90-Day Period and the Second 90-Day Period, as applicable. Parent covenants and agrees that, within five (5) business days of its receipt of each of the Termination Notices, it shall make a cash payment by wire transfer of immediately available funds to such account as Buyer shall designate in the Termination Notices in the amount of the termination payments set forth in the Termination Notices. No amounts shall be payable under the Termination Plan to any Exhibit 9.7 Employee whose employment terminates after the end of the Termination Period. Parent and Buyer each acknowledge and agree that Buyer’s only responsibilities under this Section 9.7 are for the establishment and administration of the Termination Plan. Parent shall be liable for all amounts paid under the Termination Plan during the Termination Period. Neither Parent’s obligations nor Buyer’s payments under this Section 9.7 shall be included in the Threshold Amount provided for in Section 8.5 hereof.

ARTICLE 10

CERTAIN DEFINITIONS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Documents” shall mean this Agreement the Schedules to this Agreement and the other documents required to be delivered pursuant to Article 6 of this Agreement.

“Affiliate” of a party shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such party; (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such party; or (iii) any other Person for which a Person described in clause (ii) above acts in any such capacity. For purposes of the foregoing, “control” shall have the meaning provided by Rule 405 of the Securities Act, or any successor rule thereto.

“Agreement” shall mean this Asset Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

“Asset Value” shall mean the book value of the acquired accounts receivable (net of allowance for doubtful accounts), inventory and property, plant and equipment (net of accumulated depreciation and amortization) for the Pharmacy Business as shown on the Estimated Asset Value Statement and Actual Asset Value Statement, as applicable, determined in accordance with generally accepted accounting principles.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver of or similar affirmation by any Person pursuant to any contract or agreement, Law, Order or permit.

“DGCL” shall mean the Delaware General Corporation Law.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this subparagraph; (xi) any amendments to the statutes, laws or ordinances listed in parts (i) - (x) of this subparagraph, regardless of whether in existence on the date hereof; (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph; and (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, any other entity, which, together with such entity, would be treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for purposes of any Benefit Plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.

“Exhibits” shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos and asbestos-containing materials, and polychlorinated biphenyls (PCBs).

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts which are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, compliance officer, any senior or executive or other vice president of such Person. “Knowledge” of the Sellers shall mean Knowledge of any one Seller.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any lien, mortgage, pledge, reservation, option, right of first refusal, restriction, security interest, title retention, or other security arrangement, conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for current property Taxes not yet due and payable.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination, investigation or inquiry (whether formal or informal), audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its assets (including contracts related to it), or the transactions contemplated by this Agreement.

“Open Customer Orders” shall mean prescription orders from patients served by the Pharmacy Business that have been received by a Seller but not filled by a Seller prior to the Closing Date, a list of which shall be provided to Buyer at the Closing, and which shall be limited to orders (i) received by a Seller in the ordinary course of business consistent with past practices (with prices no less favorable than customarily obtained for similar prescriptions), (ii) comply with Buyer’s credit policies and procedures and (iii) are otherwise acceptable to Buyer.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordered Inventory” shall mean purchase orders by a Seller made prior to the Closing Date to acquire prescription drugs for resale in the Pharmacy Business (and which are therefore not included among the Inventory), a list of which shall be provided to Buyer at Closing and which shall be limited to orders in the ordinary course of business consistent with past practices and not in excess of normal, ordinary and usual requirements of the Pharmacy Business, and not at prices in excess of prices normally and customarily paid by a Seller for similar prescription drugs, and which shall not in any event exceed One Million Dollars ($1,000,000) in the aggregate.

“Party” means Buyer, on the one hand, and the Sellers, on the other hand, and “Parties” means the Sellers and Buyer.

“Pensacola Pharmacy Business” shall mean the pharmacy business operated by the Sellers prior to the date hereof which is located at 1300 N. Palafox Street, Suite 105, Pensacola, Florida 32501-2641.

“Permitted Liens” shall mean (i) Liens for current taxes or assessment that are not yet due and payable and that were incurred in the ordinary course of business; (ii) builder, mechanic, warehouseman, materialmen, contractor liens and other similar Liens imposed by law arising in the ordinary course of business, in each case for obligations which are not yet due and payable; and (iii) all Liens set forth on Schedule 10.1(a).

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pharmacy Business” or “Business” shall mean the business of the Sellers that is identified as Parent’s pharmacy segment in the Parent’s Form 10-Q filed with the SEC for the quarterly period ended June 30, 2005, excluding the Pensacola Pharmacy Business, but including the accounts receivable, inventory and patient lists of the Pensacola Pharmacy Business which are not related to the unit dose pharmacy business portion of the Pensacola Pharmacy Business.

“Regulatory Authorities” shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

“Restrictive Covenant Agreement” shall mean the restrictive covenant agreement by and between Buyer and each of the Sellers.

“Retained Shared Assets” shall mean (i) all tangible personal property which is currently used or held for use jointly by the Pharmacy Business and the other business segments of the Sellers, including all furniture, machinery, office furnishings, equipment and all office and warehouse supplies existing on the Closing Date and (ii) all of the other assets set forth on Schedule 10.1(b) which are currently used or held for use jointly by the Pharmacy Business and the other business segments of the Sellers.

“Seller Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably likely to have a material adverse impact on (i) the Assets or on the financial position, business, or results of operations of the Pharmacy Business, or (ii) the ability of any Seller to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated by this Agreement.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of limited liability companies, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees, managing members or managers thereof.

“Taxes” shall mean any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any governmental authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for taxes of another person under Treas. Reg. Section 1.1502-6 or similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

“Third Party Claim” shall mean any Litigation threatened or instituted against an Indemnified Party by anyone not a Party to this Agreement which would be a matter for which the Indemnified Party is entitled to indemnification under Article 8 of this Agreement.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

(b) In addition to the terms defined in Section 10.1(a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Acquired Shared Assets – Section 1.1(m)

Acquisition – Preamble

Acquisition Proposal – Section 4.16(c)(i)

Actual Asset Value Statement - Section 1.3(b)

Aggregate Consideration — Section 1.2(a)

Agreement – Preamble

Allocable Consideration - Section 1.8

Allocation Schedule - Section 1.8

Antitrust Laws - Section 4.1(a)

Assets – Section 1.1

Asset Value Adjustment Amount – Section 1.3(a)

Assigned Contracts – Section 1.1(d)

Assigned Leases - Section 1.1(c)

Assumed Liabilities - Section 1.6

Assignment and Assumption Agreements - Section 6.2(e)(ii)

Business Employees - Section 2.15(a)

Business Financial Statements - Section 2.7(a)

Buyer – Preamble

Buyer Cap- Section 8.5

Buyer Indemnified Parties - Section 8.1

Buyer Payment – Section 1.3(b)

Closing – Section 1.7

Closing Date – Section 1.7

Closing Exhibit 9.7 – Section 9.7

Compensation Programs - Section 2.16(c)

Confidentiality Agreement - Section 4.5(a)

Conveyance Documents - Section 6.2(e)(i)

Deferred Contracts - Section 1.10

DOJ - Section 4.1(a)

End Date - Section 7.1(b)

Environmental Permits – Section 2.18(d)

Estimated Asset Value Statement - Section 1.3(a)

Exchange Act - Section 2.6(a)

Exhibit 9.7 Employees – Section 9.7

Facilities - Section 2.13(a)

First 90-Day Period – Section 9.7

FTC - Section 4.1(a)

General Sellers Cap- Section 8.5

General Buyer Claims- Section 8.5

Government Programs - Section 2.20(a)

Group- Section 4.16(c)(i)

Healthcare Cap- Section 8.5

Healthcare Claims- Section 8.5

HIPAA – Section 2.23

Indemnified Party – Section 8.3(a)

Indemnifying Party - Section 8.3(a)

Income Statements - Section 2.7(a)

Inventory - Section 1.1(j)

Losses - Section 8.1

Medicare and Medicaid programs – Section 2.20(a)

Notice Period – Section 8.3(c)(i)

Parent – Preamble

Parent Financial Statements - Section 2.6(b)

Parent Payment - Section 1.3(b)

Parent SEC Reports - Section 2.6(a)

Pensacola Assumed Assets – Section 1.1(n)

Pension Plans – Section 2.16(a)

Permitted Acquisition Proposal – Section 4.16(c)(ii)

Private Programs – Section 2.20(a)

Purchase Price – Section 1.2(a)

Remuneration – Section 2.22(a)

Retained Assets – Section 1.4

Retained Liabilities – Section 1.5

Revised Allocation Schedule - Section 1.8

SEC - Section 2.6(a)

Second 90-Day Period – Section 9.7

Securities Act - Section 2.6(a)

Sellers – Preamble

Seller Agreements – Section 2.14(a)

Seller Indemnified Parties – Section 8.2

Statements of Assets - Section 2.7(a)

Termination Notices – Section 9.7

Termination Period – Section 9.7

Termination Plan – Section 9.7

Third Party Evaluator – Section 1.2(b)(ii)

Threshold Amount - Section 8.5

Transferring Employees- Section 9.1(b)

Transition Agreement – Section 4.12

Transfer Taxes – Section 1.5(g)

WARN Obligations – Section 9.5

Welfare Plans – Section 2.16(b)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The terms Parent, Buyer and the Sellers shall be deemed to include their respective Subsidiaries where the context requires but such term is not provided.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Notices.

(a) Any notice sent in accordance with the provisions of this Section 11.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the third day following the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

If to the Sellers:	Pediatric Services of America, Inc.
310 Technology Parkway
Norcross, Georgia 30092-2929
Attention: James M. McNeill
Telecopy Number: (770) 248-8192

Copy to Counsel:	McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Attention: Thomas Wardell, Esq.
Telecopy Number: (404) 527-4198

If to Buyer:	Accredo Health Group, Inc.
1640 Century Center Parkway
Memphis, Tennessee 38134
Attention: David D. Stevens
Telecopy Number: (901) 385-3689

Copy to Counsel:	Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street
Atlanta, Georgia 30309
Attention: Steven L. Pottle, Esq.
Telecopy Number: (404) 881-7777

(b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.1.

11.2 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

11.3 Waiver. Each Party has the right to waive any default in the performance of any term of this Agreement by the other Party, to waive or extend the time for compliance or fulfillment by the other Party of any of its obligations under this Agreement, and to waive any of the conditions precedent to the obligations of such Party under this Agreement except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer or the Sellers, as applicable.

11.4 Assignment. This Agreement shall not be assignable by either of the Parties hereto without the written consent of the other Party; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, without the consent of the Sellers to any direct or indirect subsidiary or affiliate of Buyer or to any party that acquires substantially all of the assets or stock of Buyer or any successor entity resulting from a merger or consolidation of or with Buyer. No such assignment shall relieve Buyer of its obligations hereunder.

11.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

11.6 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

11.7 Entire Agreement. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

11.8 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Brokers. The Sellers shall indemnify, hold harmless and defend Buyer and its Affiliates, and Buyer shall indemnify, hold harmless and defend the Sellers and their Affiliates from and against the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or which may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation, execution and consummation of the transactions contemplated hereby. For the avoidance of doubt, the Parties acknowledge and agree that the indemnification limitations set forth in Section 8.5 shall not apply to a breach of this Section 11.10.

11.11 No Intention to Benefit Third Parties. Nothing in this Agreement is intended to and shall not benefit any Person other than the parties hereto create any third party beneficiary right in any such other Person.

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

BUYER:	ACCREDO HEALTH GROUP, INC., a Delaware corporation

	By:	/s/ Thomas M. Moriarty
	Name:	Thomas M. Moriarty
	Title:	Senior Vice President

PARENT:	PEDIATRIC SERVICES OF AMERICA, INC., a Delaware corporation

	By:	/s/ Daniel J. Kohl
	Name:	Daniel J. Kohl
	Title:	Chief Executive Officer

SELLERS:	PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation

	By:	/s/ Daniel J. Kohl
	Name:	Daniel J. Kohl
	Title:	Chief Executive Officer

PSA CAPITAL CORPORATION, a Delaware corporation

	By:	/s/ Daniel J. Kohl
	Name:	Daniel J. Kohl
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

SCHEDULES

1.1(a)	Tangible Personal Property
1.1(c)	Leases
1.1(d)	Assigned Contracts
1.1(f)	Intangible Assets
1.1(j)	Inventory
1.1(m)	Acquired Shared Assets
1.4(ix)	Manufacturing and Miscellaneous Contracts
1.4(x)	Other Retained Assets
2.1	Organization, Authority and Capacity
2.3	Absence of Conflicting Agreements or Required Consents
2.5(a)	Ownership Interest
2.5(b)	Recent Dispositions
2.7(a)	Financial Statements
2.7(c)	Creditors
2.8	Absence of Changes
2.9	Liabilities
2.10	Litigation
2.11	No Violation of Law
2.12(a)	Title to Assets
2.12(c)	Necessary Services
2.13(a)	Leased Real Property
2.13(b)	Ordinances and Regulations
2.13(c)	Continuation of Business by Buyer
2.13(d)	Intellectual Property
2.14(a)	Seller Agreements
2.14(b)	Validity of Seller Agreements
2.15(a)	Business Employees
2.16(a)	Pension Plans
2.16(b)	Welfare Plans
2.16(c)	Compensation Programs
2.17	Insurance
2.18(a)	Environmental Matters
2.18(b)	Hazardous Material
2.18(c)	Claims Regarding Hazardous Material
2.18(d)	Environmental Permits
2.19(a)	Tax Returns
2.19(b)	Tax Audits
2.19(c)	Withholding
2.19(d)	Tax Reserve
2.19(e)	Tax Allocation
2.20(a)(i)	Licenses, Accreditations, Permits and Certificates
2.20(a)(ii)	Provider Agreements – Government Programs and Private Programs
2.20(b)	Regulatory Consents, Approvals or Notices
2.20(c)	Regulatory Appeals, Adjustments, Challenges, Audits
2.21	Inspections and Investigations
2.22	Certain Relationships
2.25	Patients and Orders
2.27(a)	Accounts Receivable
2.27(b)	Inventory

SCHEDULES (cont.)

2.28(a)	Business Relationships
2.28(b)	Continuation of Business by Buyer
2.29	Absence of Certain Business Practices
4.2	Subleases
5.3	Negative Covenants of the Sellers
5.3(a)(vi)	Termination Pay and Bonuses
5.3(a)(viii)	Adoption of Benefit Plans
6.1(a)	Regulatory Consents and Approvals
6.1(b)	Non-Regulatory Consents and Approvals
9.1(b)(iv)	Vacation, Personal and Sick Days of the Transferring Employees
10.1(a)	Permitted Liens
10.1(b)	Retained Shared Assets

EXHIBITS

A-1 through A-3	Restrictive Covenant Agreements
B-1 through B-4	Employment Agreements
4.2	Form of Sublease
4.12	Form of Transition Agreement
6.2(h)	Form of Legal Opinion
9.7	Termination Bonus Plan Participants and Payment Calculation Formula